Exhibit 10.12

OFFICE LEASE

BETWEEN

LUI2 LA PLAYA, L.P.

(“LANDLORD”)

AND

GAMEFLY, INC.

(“TENANT”)

EXHIBITS AND RIDERS:

EXHIBIT A	OUTLINE AND LOCATION OF PREMISES
EXHIBIT B	LEGAL DESCRIPTION OF PROPERTY
EXHIBIT C	RULES AND REGULATIONS
EXHIBIT D	COMMENCEMENT LETTER
EXHIBIT E	WORK LETTER
EXHIBIT F	PARKING AGREEMENT

RIDER NO. 1	OPTION TO EXTEND
RIDER NO. 2	MUST TAKE SPACE

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OFFICE LEASE

This Office Lease (this “Lease”) is entered into by and between LUI2 LA PLAYA, L.P., a Delaware limited partnership (“Landlord”), and GAMEFLY, INC., a Delaware corporation (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”)

1.                                       Basic Lease Information. The key business terms used in this Lease are defined as follows:

A.                                    “Building”: The building located at 5340 Alla Road, Los Angeles, California, in the project commonly known as Playa Vista Business Park.

B.                                    “Rentable Square Footage of the Building” is 113,210 square feet.

C.                                    “Premises”: The area shown by the crosshatched lines on Exhibit A to this Lease. The Premises are located on floor 1 of the Building and known as suite number 110. The “Rentable Square Footage of the Premises” is approximately 11,572 square feet. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises.

D.                                    “Base Rent”:

Period			Monthly Rate Per Rentable Square Foot	Monthly Base Rent
CD*	to	Month 12	$2.25	$26,037.00
Month 13	to	Month 24	$2.33	$26,962.76
Month 25	to	Month 36	$2.41	$27,888.52
Month 37	to	Month 48	$2.49	$28,814.28

*CD = Commencement Date

E.                                      “Tenant’s Pro Rata Share”: The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building.

F.                                      “Term”: The period of approximately 48 months starting on the Commencement Date, subject to the provisions of Section 3.

G.                                    “Outside Commencement Date”: November 15, 2008, subject to adjustment, if any, in Section 3.C below.

H.                                    “Security Deposit”: $28,814.28.

I.                                         “Guarantor(s)”: None.

J.                                      “Business Day(s)”: Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after

Thanksgiving and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other comparable office buildings in the area where the Building is located.

K.                               “Law(s)”: All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”), and all restrictive covenants existing of record and all rules and requirements of any existing association or improvement district affecting the Property.

L.                                “Normal Business Hours”: 8:00 A.M. to 6:00 P.M. on Business Days, and 9:00 A.M. to 3:00 P.M. on Saturdays, exclusive of Holidays.

M.                             “Notice Addresses”:

Tenant: On or after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

GameFly, Inc.

5870 W. Jefferson Boulevard, Suite J

Los Angeles, California 90016-3109

Attn: Mr. Dave Hodess

Phone #: (310) 237-7032

Fax #: (310) 664-6788

Landlord:	With a copy to:	And to:

LUI2 LA Playa, L.P. 100 Waugh Street, Suite 600 Houston, Texas 77007 Attn: Investment Manager Phone #: (713) 533-5860 Fax #: (713) 533-5897	Transwestern Property Company West, L.L.C. 20920 Warner Center Lane, Suite C Woodland Hills, California 91367 Attn: Kevin Malone Phone #: (818) 737-2956 Fax #: (818) 737-3001	Jackson Walker L.L.P. 1401 McKinney, Suite 1900 Houston, Texas 77010 Attn: Kurt D. Nondorf Phone #: (713) 752-4200 Fax #: (713) 752-4221

Rent (defined in Section 4.A) is payable to the order of LUI2 LA Playa, L.P., at the following address: LUI2 LA Playa, L.P. Depository Account, P.O. Box 201939, Dept. 93936, Dallas, TX 75320-1939.

N.                                    “Other Defined Terms”: In addition to the terms defined above, an index of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the page in this Lease in which the definition of such term can be found:

Abated Rent	28
Affiliate	21
Affiliated Sublessee	21
Alterations	17
Audit Election Period	10
Cable	15
Claim	22
Claims	22

Commencement Date	3
Common Areas	3
Comparable Landlord	6
Comparable Portfolio	7
Completion Estimate	24
Contamination	34
Costs of Reletting	28
EO 13224	37
Expiration Date	3
Force Majeure	35
Force Majeure Delay	4
GAAP	6
Hazardous Material	34
Landlord Delay	4
Landlord Parties	22
Landlord Termination Date	19
Leasehold Improvements	32
Minor Alteration	17
Monetary Default	25
Monument Sign	38
Mortgage	31
Mortgagee	31
notice	31
OFAC	37
Operating Expenses	6
Permitted Transfer	21
Permitted Use	11
Prime Rate	28
Property	3
Provider	14
Rent	5
Service Failure	14
Special Installations	33
Taking	25
Telecommunications Equipment	38
Tenant Parties	22
Tenant’s Financial Information	39
Tenant’s Insurance	22
Tenant’s Property	22
Tenant’s Removable Property	32
Time Sensitive Default	26
Transfer	18
Work Letter	4
Worth at the Time of Award	27

2.                                       Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the “Common Areas”). Tenant and its employees shall have access to the Premises at all times, 24 hours per day, every day of the year, subject to access procedures required by Landlord, the Building Rules and Regulations and other limitations set forth in this Lease. “Property” means the Building and the parcel(s) of land on which it is located as more fully described on Exhibit B, together with all other buildings and improvements located thereon; all appurtenances including all appurtenant parking facilities; and the Building garage(s) and other improvements serving the Building, if any, and the parcel(s) of land on which they are located. The Rentable Square Footage of the Building and/or the Rentable Square Footage of the Premises shall be subject to measurement from time to time by Landlord’s architect at Landlord’s option; provided, however, during the initial Term of this Lease, neither Base Rent nor Tenant’s Pro Rata Share will be modified as a result of Landlord’s remeasurement of the Premises or the Building.

3.                                      Term; Adjustment of Commencement Date; Early Access.

A.                                    Term. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in Section 1.F (the “Expiration Date”), unless terminated early in accordance with this Lease. The Term of this Lease shall commence on the “Commencement Date”, which shall be the earlier of

(1) the date Tenant takes possession of any part of the Premises for purposes of conducting business therefrom, or (2) the Outside Commencement Date; provided, however, in no event shall the Commencement Date occur prior to October 1, 2008. Landlord agrees to deliver possession of the Premises to Tenant on the first Business Day following the full execution of this Lease, provided, however, that if Landlord is delayed in delivering possession of the Premises or any other space due to any reason, including without limitation the holdover or unlawful possession of such space by any third party, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages, and Tenant’s sole and exclusive remedy for any such delay shall be a resulting day for day postponement of the Outside Commencement Date. Promptly after the determination of the Commencement Date, the Expiration Date, the Rent schedule and any other variable matters, Landlord shall prepare and deliver to Tenant a factually correct commencement letter agreement substantially in the form attached as Exhibit D. If such commencement letter is not executed by Tenant within 30 days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein. Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date.

B.                                    Acceptance of Premises. The Premises are accepted by Tenant in “as is” condition and configuration subject to any latent defects in the Premises (including any defects in the electrical, plumbing or HVAC systems serving the Premises) of which Tenant notifies Landlord within 180 days after the Commencement Date other than work performed by Tenant Parties (defined below) pursuant to a separate work letter agreement (the “Work Letter”), if any, attached as Exhibit E, or otherwise. TENANT HEREBY AGREES THAT, SUBJECT TO THE PREVIOUS SENTENCE, THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE PREMISES, THE BUILDING OR THE PROPERTY.

C.                                    Outside Commencement Date. The Outside Commencement Date shall be postponed on a day for day basis for each day of delay in the event of an actual delay in the construction of the Tenant Work resulting from a Force Majeure Delay and/or a Landlord Delay (as those terms are defined below). As used herein, (1) the term “Force Majeure Delay” shall mean an actual delay in the Tenant Work resulting from fire, wind, damage or destruction, explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, strikes, sabotage, war, invasion, insurrection, rebellion, civil unrest, riots or earthquakes and failure of utilities to the extent not caused by Landlord, Tenant or their respective employees, agents or contractors, and (2) the term “Landlord Delay” shall mean an actual delay in the construction of the Tenant Work resulting from (a) Landlord’s failure to comply with or timely meet its obligations and deadlines specifically set forth in the Work Letter, and such purported failure to comply is not cured within 2 Business Days following delivery to Landlord of written notice from Tenant describing such failure, (b) changes to the Approved Construction Documents requested by Landlord after approval thereof (unless such changes are required by applicable Law), (c) Landlord’s or any other Landlord Party’s material interference with the construction of the Tenant Work and (d) any delay in the funding of the Reimbursement Allowance (as defined in the Work Letter) by Landlord.

4.                                       Rent.

A.                                    Payments. As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction, the total amount of Base Rent, Tenant’s Pro Rata Share of Operating Expenses (defined in Section 4.D) and any and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as “Rent”). Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. The monthly Base Rent and Tenant’s Pro Rata Share of Operating Expenses shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Operating Expenses for the month shall be prorated on a daily basis based on a 360 day calendar year. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B.                                    Operating Expenses. Tenant shall pay Tenant’s Pro Rata Share of Operating Expenses (defined in Section 4.D) for each calendar year during the Term. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Operating Expenses for such calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Operating Expenses. If Landlord determines that its good faith estimate of the Operating Expenses was incorrect, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Operating Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination. The obligation of Tenant to pay for Operating Expenses as provided herein shall survive the expiration or earlier termination of this Lease.

C.                                    Reconciliation of Operating Expenses. Within 120 days after the end of each calendar year or as soon thereafter as is practicable, Landlord shall furnish Tenant with a reasonably detailed statement of the actual Operating Expenses for such calendar year. If the most recent estimated Operating Expenses paid by Tenant for such calendar year are more than the actual Operating Expenses for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the most recent estimated Operating Expenses paid by Tenant for the prior calendar year are less than the actual Operating Expenses for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses, any underpayment for the prior calendar year.

D.                                    Operating Expenses Defined. “Operating Expenses” means all costs and expenses incurred or accrued in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Building, including Landlord’s personal property used in connection with the Property and including all costs and expenditures relating to the following:

(1)                                  Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems, except that if such replacements are properly classified as capital in nature under sound real estate accounting principles consistently applied, the cost of such replacements shall be included in Operating Expenses and amortized pursuant to Section 4.D(9) below; materials and supplies (such as building standard light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; related service agreements and rental expenses; and third party energy management consulting services. As used in this Lease, the “sound real estate accounting principles” used by Landlord in calculating Operating Expenses will, to the extent applicable and except as otherwise provided in this Lease, be consistent with “generally accepted accounting principles” or “GAAP”.

(2)                                  Administrative costs and management fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties); management office(s) (not to exceed the fair market rental for such space); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management.

(3)                                  Janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

(4)                                  Property, liability, earthquake (where applicable) and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below); however, to the extent all or a portion of the deductible for earthquake insurance is used by Landlord, such amount shall be amortized over 3 years. Landlord agrees to maintain deductibles which are consistent with those maintained by Comparable Landlords (hereinafter defined) owning Comparable Portfolios (hereinafter defined) using sound business judgment. A “Comparable Landlord” shall mean a reasonably prudent commercial office building landlord comparable to Landlord and its Affiliates owning a commercial office building portfolio comparable to that owned by Landlord and its Affiliates in quantity, size, type and quality (a “Comparable Portfolio”).

(5)                                  Real estate taxes, assessments, business taxes, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, operation or possession of the Property (including personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property), or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or assessed in lieu of a tax increase, or paid as rent under any ground lease, and third party property tax consulting services. Real estate taxes do not include (except to the extent such excluded taxes are assessed in lieu of taxes included above) Landlord’s income, franchise or estate taxes. The amount of any special taxes or special assessments included in Operating Expenses shall be limited to the amount of the installment (plus any interest payable thereon) of such special tax or special assessment required to be paid during the year that such taxes are being determined.

(6)                                  Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(9) and not including any costs to remedy a violation of applicable Law cited by a governmental authority or court of competent jurisdiction of a condition which existed prior to the Effective Date); and all actual, out-of-pocket expenses and fees, including attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s reasonable costs).

(7)                                  Building safety services, to the extent provided or contracted for by Landlord.

(8)                                  Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.

(9)                                  Amortization of capital expenditures incurred: (a) to conform with Laws which are amended, become effective, or are interpreted or enforced differently, after the date of this Lease; provided, however, all capital expenditures made in order to conform to or comply with ADA shall be included in Operating Expenses, except to the extent Landlord had received written notice from any applicable governmental authority of the need to conform or comply with ADA prior to the Effective Date of this Lease; or (b) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as installation of energy management systems. Such expenditures shall be amortized uniformly over the useful life of the applicable improvement using sound real estate accounting principles consistently applied (together with interest on the unamortized balance at the Prime Rate [defined in Section 19.B] as of the date incurred plus 2%). Notwithstanding the foregoing, Landlord may elect to amortize capital expenditures under this subsection over a longer period of time based upon (i) the purpose and nature of the expenditure, (ii) the relative capital burden on the Property, (iii) for cost savings projects, the anticipated payback period, and (iv) otherwise in accordance with sound real estate accounting principles consistently applied.

(10) Electrical services used in the operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property, and other costs of providing electrical services to the Property.

E.                                      Exclusions from Operating Expenses. Operating Expenses exclude the following expenditures:

(1)                                  Leasing commissions, attorneys’ fees and other expenses related to leasing tenant space and constructing or performing improvements for the sole benefit of an individual tenant.

(2)                                  Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Operating Expenses.

(3)                                  Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds.

(4)                                  Except as provided in Section 4.D(9), depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.

(5)                                  Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

(6)                                  Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

(7)                                  Principal payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness.

(8)                                  Rent paid under any ground lease, excluding any pass throughs under the ground lease for the payment of property taxes and insurance premiums.

(9)                                  Electrical service costs paid separately by Tenant pursuant to Section 8.C of this Lease.

(10)                            Landlord’s general overhead and general administrative expenses except as provided in Section 4.D(2).

(11)                            Electrical, gas and other utility service costs provided to other tenant spaces in the Building to the extent Landlord separately charges such other tenants for the costs of such services.

(12)                                      Costs incurred due to a fire or other casualty as a result of the gross negligence or willful misconduct by Landlord or its agents.

(13)                                      Rental of items which if purchased would constitute a capital expenditure which could not be included in Operating Expenses pursuant to Section 4.D(9) above.

(14)                                      Costs arising from Landlord’s charitable or political contributions.

(15)                                      Transfer, gains, inheritance, estate, income or franchise taxes or other such taxes imposed on or measured by the income of Landlord from the operation of the Property, except to the extent specifically included pursuant to Section 4.D(5).

(16)                                      Interest and penalties due to late payment of any amounts owed by Landlord, except such as may be incurred as a result of Tenant’s failure to timely pay its portion of such amounts or as a result of Landlord’s contesting such amounts in good faith.

(17)                                      Costs, penalties and fines incurred due to the violation by Landlord of Laws, except such as may be incurred by Landlord in contesting in good faith the alleged violation.

(18)                                      Costs incurred for the repair of the Property due to a casualty for which Landlord has been reimbursed through insurance, or which would have been paid for through insurance proceeds if Landlord had carried the insurance Landlord is required to carry under this Lease.

(19)                                      Rental loss, bad debt or capital expenditure reserve accounts (other than escrow accounts for the payment of property taxes and insurance premiums).

(20)                                      Costs related to the existence and maintenance of Landlord as a legal entity, except to the extent attributable to the operation and management of the Property.

(21)                                      Legal, auditing, consulting and professional fees paid or incurred in connection with negotiations for financings, refinancings or sales of the Property.

(22)                                      Any costs expressly described in this Lease as being excluded from Operating Expenses.

(23)                                      Taxes on tenant improvements in any space in the Building to the extent such tenant improvements are above building standard and are separately assessed.

(24)                                      Costs arising from the gross negligence or willful misconduct of Landlord or its agents, or of any other tenant, or any vendors, contractors or providers of materials or services hired or engaged by Landlord or its agents.

(25)                                      Taxes payable by Tenant directly to any applicable taxing authority.

(26)                                      Salaries for employees and executives with a rank higher than senior property manager and for those employees whose services are not directly performed in connection with the management, operation, repair or maintenance of the Property.

(27)                                      Fees and reimbursements payable by Landlord (including its parent organization, subsidiaries and/or Affiliates) to a party related to Landlord (including its parent organization, subsidiaries and/or Affiliates) for management of the Property to the extent such fees and reimbursements materially exceed the amount which would normally be paid to an unrelated, qualified third party in connection with the management of comparable buildings.

(28)                                      Costs to remediate Hazardous Materials (defined below) at the Building that Landlord is required by applicable Law to remediate as of the Effective Date, and costs to remediate Hazardous Materials at the Building that Landlord would have been required by applicable Law to remediate had the applicable authorities been aware of the existence of Hazardous Materials in its then existing condition as of the Effective Date.

F.                                      Proration of Operating Expenses; Adjustments. If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably and reasonably prorated and apportioned by Landlord between the Property and the other buildings or properties. If the Building is not 100% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to 100% of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year. The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building. Landlord will not recover in any one calendar year more than 100% of the actual Operating Expenses for such year.

G.                                    Audit Rights. Within 90 days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under this Lease (beyond any applicable notice and cure periods); (2) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 60 days after commencement; (5) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records in the Los Angeles, California metropolitan area and shall not unreasonably interfere with the conduct of Landlord’s business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (7) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. Notwithstanding the foregoing, Tenant shall have no right to conduct an audit if Landlord furnishes to Tenant an audit report for the calendar year in question prepared by an independent certified public accounting firm of recognized national standing (unless originally prepared for Landlord). This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Operating Expenses. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Premises. If the audit proves that Landlord’s calculation of Operating Expenses for the calendar year under inspection was overstated by more than 10%, then, after verification, Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees (but specifically excluding any travel and lodging expenses) applicable to the review of said calendar year statement within 30 days after receipt of Tenant’s invoice therefor.

5.                                       Tenant’s Use of Premises.

A.                                    Permitted Uses. The Premises shall be used only for general office use and for such other lawful purposes as are consistent with uses of office space in comparable buildings in the area of the Property, and which are not expressly prohibited in this Lease (the “Permitted Use”) and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord’s insurance costs, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property or unreasonably interferes with any work by Landlord or its contractors in the Premises. Except as provided below, the following uses are expressly prohibited in the Premises: schools, government offices or agencies; personnel agencies; collection agencies; credit unions; data processing, telemarketing or reservation centers; medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Property. Notwithstanding the foregoing, the following ancillary uses are permitted in the Premises only so long as they do not, in the aggregate, occupy more than 10% of the Rentable Square Footage of the Premises or any single floor (whichever is less): (1) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions; and similar employee services; and (2) the following services directly and exclusively supporting Tenant’s business: telemarketing; reservations; storage; data processing; debt collection; and similar support services.

B.                               Compliance with Laws. Tenant shall comply with all Laws regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises and the use of the Common Areas; provided, however, Tenant shall not be required to make alterations to any structural elements of the Premises in order to comply with this Section 5.B. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit C and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time. Landlord shall enforce such rules and regulations for the Property in a reasonably nondiscriminatory manner, taking prevailing circumstances into account. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all such rules and regulations. Following Landlord’s receipt of written notice from any applicable governmental authority of a violation of any applicable Law at the Property for which Landlord is responsible, Landlord shall promptly correct any such violation. To Landlord’s current actual knowledge, Landlord has received no written notice from any applicable governmental authority of any current violation of any Laws with respect to the Property.

C.                               Tenant’s Security Responsibilities. Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in Section 13) and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) reasonably cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities.

6.                                            Security Deposit.   The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord (without liability for interest, except to the extent required by Law) as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time while an event of default remains uncured after the expiration of all applicable notice and cure periods, if any, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent, cure any uncured default by Tenant after the expiration of all applicable notice and cure periods, if any, or repay Landlord for damages and charges for which Tenant is legally liable under this Lease or resulting from Tenant’s breach of this Lease. If Landlord uses the Security Deposit, Tenant shall, within 5 Business Days of Landlord’s written demand therefor, restore the Security Deposit to its original amount and such use by Landlord of the Security Deposit shall not constitute a cure of the existing event of default until such time as the entire amount owing to Landlord is paid in full and the Security Deposit is fully restored. Provided that Tenant has performed all of its obligations hereunder, Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the later to occur of: (A) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (B) the Expiration Date. Tenant does hereby authorize Landlord to withhold from the Security Deposit all amounts allowed by Law and the amount reasonably anticipated by Landlord to be owed by Tenant as a result of an underpayment of Tenant’s Pro Rata Share of any Operating Expenses for the final year of the Term. To the fullest extent permitted by applicable Law, Tenant agrees that the provisions of this Section 6 shall supersede and replace all statutory rights of Tenant under applicable Law regarding the retention, application or return of security deposits, including the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect which (i) establish the time frame by which Landlord must refund collateral or security for performance of a tenant’s obligations under a lease, and/or (ii) provide that Landlord may claim from collateral or security for performance of a tenant’s obligations under a lease only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, following the assignment and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit if required by Law, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7.                                       Services Furnished by Landlord.

A.                                    Standard Services.   Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services to Tenant during the Term:

(1)                                            Hot and cold water service for use in the lavatories and kitchens on each floor on which the Premises are located.

(2)                                            Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as Landlord reasonably determines are standard for the Building. Subject to Tenant’s compliance with Section 9.C, Tenant shall have the right, at Tenant’s sole cost and expense, to install supplemental HVAC systems to service the Premises.

(3)                                            Maintenance and repair of the Property as described in Section 9.B.

(4)                                            Janitorial service 5 days per week (excluding Holidays), as reasonably determined by Landlord. If Tenant’s use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

(5)                                            Elevator service, subject to proper authorization and Landlord’s policies and procedures for use of the elevator(s) in the Building.

(6)                                            Exterior window washing at such intervals as reasonably determined by Landlord.

(7)                                            Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Section 8.

B.                               Service Interruptions. For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. No Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Section 14), arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment. Commencing on the 6th consecutive Business Day of any Service Failure within Landlord’s control, (unless the Service Failure is caused by a fire or other casualty, in which event Section 16 controls), Tenant shall, as its sole remedy, be entitled to an equitable diminution of Base Rent and Tenant’s Pro Rata Share of Operating Expenses based upon the pro rata portion of the Premises which is rendered unfit for occupancy for the Permitted Use, except to the extent such Service Failure is caused by a Tenant Party or a transferee, invitee, contractor or licensee of Tenant.

C.                               Third Party Services. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account. Tenant shall require each Provider to comply with the Building’s rules and regulations, all Laws, and Landlord’s reasonable policies and practices for the Building. Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any area of the Property outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes, but in no event less than 14 days’ prior written notice.

8.                                            Use of Electrical Services by Tenant.

A.                               Landlord’s Electrical Service. Subject to the terms of this Lease, Landlord shall furnish building standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar low electrical consumption. Landlord may, at any time and from time to time, calculate Tenant’s actual electrical consumption in the Premises by a survey conducted by a reputable consultant selected by Landlord, at Landlord’s expense. The cost of any electrical consumption in excess of that which Landlord reasonably determines is standard for the Building shall be paid by Tenant in accordance with Section 8.D. The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service. Except to the extent set forth in

Section 7.B above, Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant’s requirements.

B.                               Selection of Electrical Service Provider. Landlord shall have and retain the sole right to select the provider of electrical services to the Building and/or the Property. To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider. All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in Section 4.D(10), unless paid directly by Tenant.

C.                               Submetering. Landlord shall have the continuing right, upon 30 days written notice, to install a submeter for the Premises at Landlord’s expense. If submetering is installed for the Premises, Landlord may charge for Tenant’s actual electrical consumption monthly in arrears for the kilowatt hours used, a rate per kilowatt hour equal to that charged to Landlord by the provider of electrical service to the Building during the same period of time (plus, to the fullest extent permitted by applicable Laws, any fees charged by the provider of electrical service to the Property), except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord’s consent to the same. In the event Landlord is unable to determine the exact kilowatt hourly charge during the period of time, Landlord shall use the average kilowatt hourly charge to the Building for the first billing cycle ending after the period of time in question. Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant’s Pro Rata Share of the cost of electrical services as provided in Section 4.B, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.

D.                               Excess Electrical Service. Tenant’s use of electrical service shall not exceed, in voltage, rated capacity or overall load, that which Landlord reasonably deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including the installation of utility service upgrades, meters, submeters, air handlers or cooling units). The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

9.                                            Repairs and Alterations.

A.                               Tenant’s Repair Obligations. Tenant shall keep the non-structural elements (unless damage to structural elements is caused by a Tenant Party, or a transferee, invitee, contractor or licensee of Tenant) of the Premises in good condition and repair, ordinary wear and tear, casualty loss, condemnation and repairs that are not Tenant’s obligation hereunder excepted, and if any portion of the Premises is visible from any Common Area, such portion of the Premises shall be kept neat and clean. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone, data and other cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; (9) HVAC repair and maintenance related to the HVAC system serving the Premises; and (10) all of Tenant’s furnishings, trade fixtures, equipment and inventory, except to the extent that any such Tenant repairs set forth in items (1) through (10) are necessitated as the result of the gross negligence or willful misconduct of any Landlord Party. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice or require that Tenant perform such obligations by using contractors reasonably approved by Landlord; provided, however, if regularly scheduled maintenance is occurring in the Premises pursuant to a written contract previously provided to Landlord, Landlord agrees that it shall not have the right to perform such maintenance, except in the event of an emergency. All work shall be performed at Tenant’s expense in accordance with the rules and procedures described in Section 9.C below, provided that if Landlord elects to perform any of Tenant’s maintenance or repair obligations as permitted by the previous sentence, then Landlord shall only charge Tenant the actual cost incurred by Landlord (without any administrative charge by or from Landlord) for the performance of maintenance or repair obligations. If Tenant, following delivery of notice from Landlord (although notice shall not be required if there is an emergency), (a) fails to make any repairs to the Premises within 15 days after delivery of such notice, or (b) fails to commence such repairs within 15 days after delivery such notice for any such repairs that cannot reasonably be completed within such 15 day period, or (c) commences to make the repairs described in (b) within 15 days after delivery of such notice but thereafter fails to diligently pursue the completion of such repairs, or (d) if there is an emergency, Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 15% of the cost of the repairs.

B.                               Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible. If any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party (defined in Section 13), Tenant shall pay the actual, out-of-pocket costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs. Landlord shall not be liable for and there shall be no abatement of rent with respect to, any injury to or interference with Tenant’s business arising from any performance or nonperformance of any repair, maintenance, alteration or improvement in and to any portion of the Property, Building or the Premises (except to the extent of a material and adverse effect on Tenant’s normal business operations due to Landlord’s gross negligence or willful misconduct), no actual or constructive eviction of Tenant shall result from such performance or nonperformance, Tenant shall not have the right to terminate this Lease, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease by reason thereof.

Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1932(1), 1933(4), 1941 and 1942 of the California Civil Code or any similar or successor Laws now or hereinafter in effect.

C.                               Alterations.

(1)                                  When Consent Is Required. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall (and it shall be reasonable for Landlord to withhold its consent if) any Alterations (i) interfere with construction in progress or other tenants in the Project; (ii) adversely affect or alter the Project systems, structural integrity or exterior appearance of the Building; (iii) impair Building standard services or require above-Building standard services (either during or after such work); (iv) be visible from the exterior of the Premises or the Building; or (v) be permitted if any uncured event of default then exists (or any condition exists which, with the passage of time or giving of notice, would become an event of default). However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; (d) does not require work to be performed inside the walls or above the ceiling of the Premises; and (e) has a total cost of less than $10,000.

(2)                                  Requirements For All Alterations, Including Minor Alterations. Prior to starting work on any Alteration, Tenant shall furnish to Landlord for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed): plans and specifications; names of proposed contractors (provided that Landlord may reasonably designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors’ and subcontractors’ insurance; and Tenant’s security for performance of the Alteration; provided, however, so long as Landlord is holding a security deposit at least equal to the amount set forth in Section 1.H above, Landlord shall not require security for the performance of any Minor Alteration. Changes to the plans and specifications must also be submitted to Landlord for its approval (which approval shall not be unreasonably withheld, conditioned or delayed). Some of the foregoing requirements may be waived by Landlord for the performance of specific Minor Alterations; provided that such waiver is obtained in writing prior to the commencement of such Minor Alterations. Landlord’s waiver on one occasion shall not waive Landlord’s right to enforce such requirements on any other occasion. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of Alterations in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord a fee equal to 5% of the total cost of such Alterations for Landlord’s oversight and coordination of any Alterations. No later than 30 days after completion of the

Alterations, Tenant shall furnish “as-built” plans (which shall not be required for Minor Alterations), completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws.

(3)                                  Landlord’s Liability For Alterations. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

10.                                      Entry by Landlord. Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. However, provided there is no uncured event of default under this Lease, any exhibition of the Premises to prospective tenants prior to the last 12 months of the Term shall be subject to Tenant’s prior consent, which shall not be unreasonably withheld, conditioned or delayed. If Landlord’s entry into the Premises is for the purpose of conducting or facilitating repairs, alterations or additions to other tenants’ premises and does not constitute an emergency, then Landlord shall use commercially reasonable efforts to perform such repairs after Normal Business Hours unless Tenant grants permission to Landlord to perform such repairs during Normal Business Hours. Landlord shall use commercially reasonable efforts in connection with any such entry (except in the event of an emergency) to minimize any interference with the operations and normal office routine of Tenant. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with 24-hour prior notice of entry into the Premises, which may be given orally. Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, that Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises. Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.                                      Assignment and Subletting.

A.                               Landlord’s Consent Required. Subject to the remaining provisions of this Section 11, but notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee is a governmental organization or present occupant of the Property (unless Landlord is unable to accommodate such present occupant’s need for additional space in the Building of a size comparable to that portion of the Premises covered by the proposed Transfer), or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Property; (3) any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default); (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s standards for Building tenants (such standards being evidenced by the types of tenants included in the tenant mix for the Building as of the effective date of the proposed Transfer); (7) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects pension fund qualification tests applicable to Landlord or its Affiliates; or (8) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates relating to commercial leasing matters. Tenant shall be entitled to bring an action to enforce such provision based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer through specific performance or declaratory judgment. Tenant shall not be entitled to receive monetary damages for any such claim beyond Tenant’s remaining rental obligations under the Lease as of the date of Landlord’s rejection of Tenant’s proposed Transfer in violation of the terms of this Lease, and Tenant shall only be entitled to such monetary damages, if any, after a final, non-appealable judgment has been entered determining that Landlord unreasonably withheld its consent to a proposed Transfer and ordering the award of such damages. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including any right at law or equity to terminate this Lease, on its own behalf and on behalf of the proposed transferee. Any attempted Transfer in violation of this Section is voidable at Landlord’s option.

B.            Consent Parameters/Requirements. As part of Tenant’s request for, and as a condition to, Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. Landlord agrees to consent to or reject Tenant’s proposed Transfer within 10 Business Days after receipt of Tenant’s notification and all of the information required pursuant to this Section 11.B. If Landlord fails to respond to Tenant within such 10 Business Day period, and such failure shall continue for an additional five (5) Business Days following Tenant’s delivery of a second notice which specifically states that Landlord’s failure to respond shall be deemed Landlord’s approval of the proposed Transfer, then Landlord shall be deemed to have consented to such proposed Transfer. If Landlord timely rejects Tenant’s proposed Transfer, Landlord shall then have the right (but not the obligation) to terminate this Lease as of the date the Transfer would have been effective (“Landlord Termination Date”) with respect to the portion of the Premises which Tenant desires to Transfer. Notwithstanding anything to the contrary contained in the foregoing, Landlord shall not have the right to terminate the Lease if the proposed sublease is for less than all of the Premises and for less than all of the remaining

Term. Any subleases to the same person or entity (or group of Affiliated entities) will be deemed consolidated for purposes of the immediately preceding sentence and any options to extend the term of the sublease(s) granted to the sublessee(s) will be added to the term of the sublease(s) for purposes of the immediately preceding sentence. In such event, Tenant shall vacate such portion of the Premises by the Landlord Termination Date and upon Tenant’s vacating such portion of the Premises, the Rent and other charges payable shall be proportionately reduced. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $1,000.00, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee (not to exceed $2,500.00 per review of a transfer under this Lease).

C.            Payment to Landlord. If the aggregate consideration paid to a Tenant Party (other than in the case of a Permitted Transfer) for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord 50% of such excess (after deducting therefrom reasonable leasing commissions, review fees paid to Landlord, reasonable attorneys’ fees and costs and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord). Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. If any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.

D.            Change in Control of Tenant. Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights in Tenant at any time sells or disposes of such majority of voting shares/rights, or changes its identity for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer; provided, however, the foregoing shall not apply to any such change of ownership or control: (1) resulting from (a) a firm commitment underwritten public offering of the voting shares/rights in Tenant pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations promulgated thereunder, as in effect from time to time, or (b) the issuance or sale of any such voting shares/rights in Tenant in connection with any venture capital transaction; or (2) so long as, both before and after the relevant transaction, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, further, that, in each such case, Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in ownership or control.

E.             No Consent Required. Tenant may assign its entire interest under this Lease to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (1) no uncured event of default exists under this Lease; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) such Affiliate or successor shall have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; (4) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) such Affiliate’s or successor’s use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) neither the Transfer nor any consideration payable to Landlord in connection therewith adversely affects the pension fund qualification tests applicable to Landlord or its Affiliates; (7) such Affiliate or successor is not and has not been involved in litigation with Landlord or any of Landlord’s Affiliates relating to commercial leasing matters; and (8) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information reasonably necessary for Landlord to determine that the requirements of this Section 11.E have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. In addition, Tenant may sublease a portion of the Premises to one or more Affiliates (provided that the portion of the Premises subject to a sublease is at all times less than 50% in the aggregate) without the consent of Landlord, provided that conditions (1), (4), (5), (6), (7) and (8) of this Section 11.E are satisfied in Landlord’s reasonable discretion (each, an “Affiliated Sublessee”). The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement.

F.             Options. Any option granted to Tenant in this Lease is personal to the original Tenant and may be exercised only by the original Tenant while occupying the entire Premises, and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than the original Tenant or an Affiliate by assignment pursuant to a Permitted Transfer. The options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any option be separated from this Lease in any manner, either by reservation or otherwise.

12.           Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within 10 Business Days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys’ fees, to bond or insure over the lien or discharge the lien.

13.           Indemnity. Subject to Section 15 Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in Section 25) and agents (including the manager of the Property) (collectively, “Landlord Parties”) harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a “Claim” and collectively “Claims”) that arise out of or in connection with any damage or injury occurring in the Premises, except to the extent caused by the gross negligence or willful misconduct of a Landlord Party. Provided Landlord Parties are properly named as additional insureds in the policies required to be carried under this Lease, and except as otherwise expressly provided in this Lease, the indemnity set forth in the preceding sentence shall be limited to the greater of (A) $4,000,000, and (B) the aggregate amount of general/umbrella liability insurance actually carried by Tenant. Subject to Sections 9.B, 15 and 20, Landlord shall hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, “Tenant Parties”) harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in or on the Property (excluding the Premises), except to the extent caused by the gross negligence or willful misconduct of a Tenant Party, to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease. The indemnity set forth in the preceding sentence shall be limited to the amount of $4,000,000.

14.           Insurance.

A.            Tenant’s Insurance. Tenant shall maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000; (2) causes of loss-special form (formerly “all risk”) property insurance, including flood and earthquake, covering all above building standard leasehold improvements and Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”) in the amount of the full replacement cost thereof; (3) business income (formerly “business interruption”) insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses; (4) business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; (5) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers’ compensation insurance is statutorily required, Tenant shall carry workers’ compensation insurance in a minimum amount of $500,000); (6) employer’s liability insurance in an amount of at least $500,000 per occurrence; and (7) umbrella liability insurance that follows form in excess of the limits specified in (1), (4) and (6) above, of no less than $3,000,000 per occurrence and in the aggregate. Any company underwriting any of Tenant’s Insurance shall have, according to A.M. Best Insurance Guide, a Best’s rating of not less than A- and a Financial Size Category of not less than VIII. All insurance coverage required to be carried by Tenant may be effected by a policy or policies of blanket insurance. All commercial general liability, business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor),

Landlord’s property manager, Landlord’s Mortgagee (if any), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as “additional insureds” and shall be primary with Landlord’s policy being secondary and noncontributory. If any aggregate limit is reduced because of losses paid to below 75% of the limit required by this Lease, Tenant will notify Landlord in writing within 10 days of the date of reduction. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change to the scope of insurance coverage required hereunder, or cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided access to the Premises for any reason, and upon renewals at least 10 days prior to the expiration of the insurance coverage. All of Tenant’s Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord. The limits of Tenant’s insurance shall not limit Tenant’s liability under this Lease.

B.            Landlord’s Insurance. Landlord shall maintain: (1) commercial general liability insurance applicable to the Property which provides, on an occurrence basis, a minimum combined single limit of no less than $5,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly “all risk”) property insurance on the Building in the amount of the replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord’s sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

15.           Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Landlord Parties for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s Property (including Tenant’s automobiles or the contents thereof), INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Tenant Parties for any loss of or damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY TENANT PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.

16.           Casualty Damage.

A.            Repair or Termination by Landlord. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises have been damaged), and Landlord is terminating the leases of similarly situated tenants in the Building; (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged, there is less than 1 year of the Term remaining on the date of the casualty and Tenant has not exercised any applicable option to extend the Lease; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) an uninsured loss of the Building occurs notwithstanding Landlord’s compliance with Section 14.B above. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty, which notice shall be effective as of the date of the casualty. If Landlord does not terminate this Lease under this Section 16.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

B.            Timing for Repair; Termination by Either Party. If all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date of damage, then regardless of anything in Section 16.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. In addition, Tenant shall have the right to terminate this Lease if (i) Landlord estimates that repairs can be substantially completed within the two hundred seventy (270) day period described in the immediately previous sentence and Landlord fails to do so, (ii) following such two hundred seventy (270) day period, Tenant notifies Landlord in writing that it intends to terminate this Lease if such rebuilding or repairs are not substantially completed within thirty (30) days after the date of such notice, and (iii) Landlord fails to substantially complete such rebuilding or repairs within such thirty (30) day period, then Tenant shall be entitled to terminate this Lease by giving written notice of such termination to Landlord thereafter but prior to the substantial completion of such rebuilding or repairs. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. If neither party terminates this Lease under this Section 16.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, Section 16.A.

C.            Abatement. In the event a portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent shall abate for the portion of the Premises that (i) is damaged and not usable by Tenant or (ii) has been rendered unfit for the Permitted Use and is not actually used by Tenant, until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16.A. In addition, Tenant, however, shall not be entitled to such abatement if the fire or other casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Section, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease, which shall constitute an express agreement between the parties with respect thereto, and Landlord and Tenant hereby agree that any Laws, including Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction of leased or hire property, shall have no application to this Lease or to any damage or destruction to all or any part of the Premises.

17.           Condemnation. Either party may terminate this Lease if the whole or any material part (i.e., more than 50% of the usable square footage) of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking, and Landlord is also terminating the leases of all similarly situated tenants in the Building (provided that Landlord has the right to do so). In order to exercise its right to terminate this Lease under this Section 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property (excluding above building standard leasehold improvements) and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

18.           Events of Default. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

A.            Tenant’s failure to pay when due all or any portion of the Rent (“Monetary Default”); provided that the first 2 such failures during any consecutive 12 month period shall not be a Monetary Default if Tenant pays the amount due within 5 days after written notice from Landlord.

B.            Tenant’s failure to carry or maintain the required insurance coverage described in Section 14 or to perform any of the obligations of Tenant in the manner set forth in Sections 24 or 25 (subject to the applicable notice provisions set forth in such Sections) (a “Time Sensitive Default”).

C.            Tenant’s failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 20 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 20 days, Tenant shall be allowed additional time (not to exceed an additional 10 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 20 day period following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with the same specific material term, provision or covenant of this Lease on more than two (2) occasions during any 12 month period, Tenant’s subsequent violation of the same term, provision or covenant shall, at Landlord’s option, be deemed an incurable event of default by Tenant.

D.            Tenant or any Guarantor becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant or any Guarantor under such Laws and is not dismissed within 45 days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

E.             The leasehold estate is taken by process or operation of Law.

19.           Remedies.

A.            Landlord’s Remedies. Upon any default, Landlord shall have the right without notice or demand (except as provided in Section 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

(1)           Terminate this Lease and recover an award of damages as provided in Section 19.B;

(2)           Exercise the remedy provided by Section 1951.4 of the California Civil Code (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); provided, however, notwithstanding Landlord’s exercise of the remedy described in California Civil Code §1951.4, Landlord may at any time thereafter elect in writing to terminate this Lease and recover an award of damages as provided in Section 19.B;

(3)           In accordance with applicable Law, re-enter the Premises, change locks, alter security devices and lock out Tenant;

(4)           In accordance with applicable Law, remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;

(5)           Cure such event of default for Tenant at Tenant’s expense (plus a 15% administrative fee);

(6)           Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;

(7)           Require all future payments to be made by cashier’s check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five (5) Business Days late;

(8)           Apply any Security Deposit as permitted under this Lease; and/or

(9)           Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law.

B.            Measure of Damages.

(1)           Calculation. If Landlord terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises. If Landlord terminates this Lease, Tenant shall pay to Landlord upon demand damages equal to the sum of the following:

(A)          (i)            The Worth at the Time of Award (defined below) of the unpaid Rent which had been earned at the time of termination;

(B)           (ii)           The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(C)           (iii)          The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided; and

(D)          (iv)          Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including Costs of Reletting (defined below) and all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses.

(2)           The “Worth at the Time of Award” of the amounts referred to in subparts (i) and (ii) above, shall be computed by allowing interest at the rate of ten percent (10%) per annum. The “worth at the time of award” of the amount referred to in subpart (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(3)           Definitions. For purposes hereof, “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord. In the event that Landlord relets the Premises for an amount greater than the Rent due during the term, Tenant shall not receive a credit for any excess. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.

C.            Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the lesser of 10% per annum. In addition, if Tenant fails to pay any item or installment of Rent when due (after the expiration of any applicable cure period), Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent; provided, however, Landlord will waive the late charge for the first late payment in any 12 month period, but no more often than a total of 2 times during the Term. However, in no event shall the charges permitted under this Section 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Law or exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE TO THE CONTRARY, TENANT SHALL HOLD LANDLORD PARTIES HARMLESS FROM AND INDEMNIFY AND DEFEND SUCH PARTIES AGAINST, ALL CLAIMS THAT ARISE OUT OF OR IN CONNECTION WITH A BREACH OF THIS LEASE, SPECIFICALLY INCLUDING ANY VIOLATION OF APPLICABLE LAWS OR CONTAMINATION (DEFINED IN SECTION 30) CAUSED BY A TENANT PARTY.

D.            Intentionally deleted.

E.             Abated Rent. If this Lease provides for a postponement of any Base Rent or Operating Expenses, a period of “free” Rent, reduced Rent, early occupancy, or other Rent concession, such postponed Rent, “free” Rent, reduced Rent or other Rent concession shall be referred to herein as the “Abated Rent”. Tenant shall be credited with having paid all of the Abated Rent on the expiration of the Term only if Tenant has fully, faithfully, and punctually performed all of Tenant’s obligations hereunder, including the payment of all Rent (other than the Abated Rent) and all other monetary obligations and the surrender of the Premises in the physical condition required by this Lease. Tenant acknowledges that its right to receive credit for the Abated Rent is absolutely conditioned upon Tenant’s full, faithful and punctual performance of its obligations under this Lease. If a default shall occur, the Abated Rent shall immediately become due and payable in full and this Lease shall be enforced as if there were no such Rent abatement or other Rent concession. In such case Abated Rent shall be calculated based on the full initial Rent payable under this Lease.

F.             Intentionally deleted.

G.            Waiver of Redemption. Tenant hereby waives any and all rights conferred by section 3275 of the California Civil Code and by sections 1174 (c) and 1179 of the California Code of Civil Procedure and any and all other laws and rules of law from time to time in effect providing that Tenant shall have any right to redeem, reinstate or restore this Lease following its termination by reason of Tenant’s default.

H.            Miscellaneous. No failure on the part of either party at any time to require performance by the other party of any term hereof shall be taken or held to be a waiver of such term or in any way affect such party’s right to enforce such term, and no waiver on the part of either party of any term hereof shall be taken or held to be a waiver of any other term hereof or the breach thereof. Further, the subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable Law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Notwithstanding anything to the contrary set forth herein, Landlord’s re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate this Lease and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord shall enforce all of Landlord’s rights and remedies hereunder including the right to recover from Tenant as it becomes due hereunder all Rent and other charges required to be paid by Tenant under the terms hereof.

20.           Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Property, which shall include (a) the unencumbered proceeds of sale received upon execution of a judgment in favor of Tenant and levy thereon against the right, title, and interest of Landlord in the Property, (b) the unencumbered rents or other income from the Property receivable by Landlord, and (c) the unencumbered consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title, and interest in the Property. Tenant shall look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord. No Landlord Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in Section 25) whom Tenant has been notified hold Mortgages (defined in Section 25) on the Property, Building or Premises, notice and reasonable time to cure the alleged default. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption. Except with respect to (a) any services provided to Tenant by a third party service provider, (b) any holdover of the Premises, (c) any Contamination caused by a Tenant Party, or a transferee, invitee, contractor or licensee of Tenant and (d) Alterations not overseen by Landlord, Landlord waives all Claims against any Tenant Parties for consequential, special or punitive damages allegedly suffered by any Landlord Parties, including lost profits and business interruption.

21.             No Waiver. Neither party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party’s failure to enforce its rights for a default shall constitute a waiver of that party’s rights regarding any subsequent default.

22.             Tenant’s Right to Possession. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

23.             Intentionally deleted.

24.             Holding Over. Except for any permitted occupancy by Tenant under Section 29, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay Base Rent in an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the Base Rent due for the period immediately preceding the holdover. Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, such failure shall constitute a Time Sensitive Default hereunder; and notwithstanding any other provision of this Lease to the contrary, TENANT SHALL BE LIABLE TO LANDLORD FOR, AND SHALL PROTECT LANDLORD FROM AND INDEMNIFY AND DEFEND LANDLORD AGAINST, ALL LOSSES AND DAMAGES, INCLUDING ANY CLAIMS MADE BY ANY SUCCEEDING TENANT

RESULTING FROM SUCH FAILURE TO VACATE, AND ANY CONSEQUENTIAL DAMAGES THAT LANDLORD SUFFERS FROM THE HOLDOVER.

25.             Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof, (collectively, a “Mortgage”), subject to Tenant’s receipt of a subordination and non-disturbance agreement from any future Mortgagee on such future Mortgagee’s then current form which may be revised to incorporate commercially reasonable changes requested by Tenant and approved by such future Mortgagee; provided however, that if Tenant requires changes to such future Mortgagee’s then-current form, then Tenant shall bear all actual, out-of-pocket costs associated with obtaining the revised form from Mortgagee, if any. The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Landlord shall use reasonable efforts, at Tenant’s costs, to obtain Landlord’s Mortgagee’s then-current form of nondisturbance agreement for the benefit of Tenant within 60 days of the Effective Date. Tenant shall, within 10 Business Days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to Tenant’s actual knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant’s failure to provide any estoppel certificate within the 10 Business Day period specified above, and the continuation of such failure for a period of 3 days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease. Within 10 Business Days after request by Tenant, Landlord agrees to execute and deliver to Tenant an estoppel letter certifying (a) the date of this Lease and any amendments; (b) whether, to Landlord’s actual knowledge, Tenant is in default and, if so, the nature of such default;(c) the amount of Security Deposit (if any) deposited by Tenant pursuant to the terms of this Lease; (d) the date to which Rent has been paid by Tenant; and (e) if applicable, that Landlord has previously consented to a sublease of all or a portion of the Premises or an assignment of Tenant’s interest in the Lease.

26.           Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees.

27.           Notice. If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, or sent by facsimile, at the party’s respective Notice Address(es) set forth in

Section 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Section or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (which, in the case of delivery by facsimile, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile) or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Section.

28.             Reserved Rights. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (A) roofs (except to the extent expressly provided in Section 31.O), (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services (except to the extent expressly provided in Section 31.O), (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building (provided that the same do not unreasonably interfere with Tenant’s use of or business operations in the Premises), and (H) any other areas reasonably designated from time to time by Landlord as service areas of the Building. Except to the extent expressly provided in Section 31.O, Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord. To the extent permitted by applicable Law, and except to the extent expressly provided in Section 31.O, Landlord reserves the right to restrict and control the use of such equipment. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use, and Tenant’s access to the Premises and parking facilities serving the Property. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

29.             Surrender of Premises. All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property (defined below) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear, casualty loss and condemnation excepted. As used herein, the term “Tenant’s Removable Property” shall mean: (A) Cable installed by or for the benefit of Tenant and located in the Premises or other portions of the Building; (B) any Leasehold Improvements that are installed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Special Installations”); and (C) Tenant’s personal property. In connection with Tenant’s submission to Landlord of Tenant’s plans and specifications (or any changes to the plans and specifications) for any Leasehold Improvements (including any Alterations), Tenant may, in writing, inquire of Landlord whether any such Leasehold Improvements or Alterations, as applicable, described in the plans and specifications will constitute Special Installations (defined below). Landlord shall, within 10 Business Days after its receipt of a written request therefor from Tenant, notify Tenant in writing whether any Leasehold Improvements (including the Tenant Work, as defined below) or Alterations to be constructed in the Premises constitute Special Installations. Notwithstanding the foregoing, Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises. If Tenant fails to remove any of Tenant’s Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property. Tenant shall pay Landlord, within 30 days after written notice, the expenses and storage charges incurred for Tenant’s Removable Property. To the fullest extent permitted by applicable Law, any unused portion of Tenant’s Security Deposit may be applied to offset Landlord’s costs set forth in the preceding sentence. In addition, if Tenant fails to remove Tenant’s Removable Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned, and title to Tenant’s Removable Property (except with respect to any Hazardous Material [defined in Section 30]) shall be deemed to be immediately vested in Landlord. Except for Special Installations designated by Landlord to remain in the Premises, Tenant’s Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord’s prior written consent (which must be requested by Tenant at least 30 days in advance of the Expiration Date and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to 5 days after the Expiration Date for the sole purpose of removing Tenant’s Removable Property. Tenant’s possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses on a per diem basis at the rate in effect for the last month of the Term. In the event this Lease is terminated prior to the Expiration Date, Tenant’s Removable Property (except for Special Installations designated by Landlord to remain in the Premises) shall be removed by Tenant on or before such earlier date of termination. Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property.

30.             Hazardous Materials.

A.          Restrictions. No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant’s transferees, contractors or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant’s request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant’s business, and (2) shall be used, kept and disposed of in compliance with all Laws.

B.          Remediation. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises. Any remediation of Contamination caused by a Tenant Party or its contractors or invitees which is required by Law or which is deemed necessary by Landlord, in Landlord’s reasonable opinion, shall be performed by Landlord and Tenant shall reimburse Landlord for the actual, out-of-pocket cost thereof. In the event that Hazardous Materials are discovered in the Building during the Term of this Lease, and such Hazardous Materials were not caused or introduced by a Tenant Party or any of Tenant’s transferees, contractors or licensees, Landlord will cause such Hazardous Materials to be remediated, encapsulated, or otherwise handled, at no cost to Tenant, within the time frames and parameters required by Law. Landlord represents that, to Landlord’s current and actual knowledge, (i) it has received no written notice of any violation in the Property of any Laws regulating Hazardous Materials, and (ii) except as may be set forth in the surveys and reports available for inspection by Tenant in the office of the Property manager in accordance with Section 30.D below, Landlord is not aware of any Hazardous Materials in the Premises in violation of applicable Law; provided that in the event any such representation is determined to be untrue, Landlord’s compliance with the preceding sentence shall be Landlord’s sole obligation with respect to any such violation and Tenant’s sole remedy therefor..

C.          Definitions. For purposes of this Section 30, a “Hazardous Material” is any substance the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws or which is now or hereafter defined, listed or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws. “Contamination” means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi or other bacterial agents, in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

D.          Reports, Surveys and Acceptance of Premises. All current surveys or reports prepared for the Property regarding the presence of Hazardous Materials (if any) in the Building are available for inspection by Tenant in the office of the Property manager. With respect to Hazardous Materials, Tenant hereby (1) accepts full responsibility for reviewing any such surveys and reports and satisfying itself prior to the execution of this Lease as to the acceptability of the Premises under Section 3.B above, and (2) acknowledges and agrees that this provision satisfies all notice requirements under applicable Law. In the event Tenant performs or causes to be performed any test on or within the Premises for the purpose of determining the presence of a Hazardous Material, Tenant shall obtain Landlord’s prior written consent and use a vendor reasonably approved by Landlord for such testing. In addition, Tenant shall provide to Landlord a copy of such test within 10 days of Tenant’s receipt.

31.             Miscellaneous.

A.          Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located. All obligations under this Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions. If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.

B.          Recording. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C.          Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D.          Transferability; Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations arising hereunder after the date of the transfer, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided the successor in interest assumes in writing all obligations of Landlord hereunder from and after the date of such transfer.

E.           Brokers. Tenant represents that it has dealt directly with and only with Cresa Partners (whose commission shall be paid by Landlord pursuant to a separate written agreement), as Tenant’s broker, and CB Richard Ellis, as Landlord’s broker, in connection with this Lease. TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION

CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKERS SPECIFICALLY IDENTIFIED ABOVE.

F.           Authority; Joint and Several Liability. Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

G.          Time is of the Essence; Relationship; Successors and Assigns. Time is of the essence with respect to Tenant’s performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H.          Survival of Obligations. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4.A, 4.B, and 4.C, and under Sections 6, 8, 12, 13, 19, 24, 29 and 30 shall survive the expiration or early termination of this Lease. It is agreed that Landlord’s obligations under Section 13 shall survive the expiration or early termination of this Lease.

I.            Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party and, if required, upon approval by Landlord’s Mortgagee.

J.           Full Agreement; Amendments. This Lease contains the parties’ entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

K.          Tax Waiver. Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Property (including Landlord’s personalty), irrespective of whether Landlord contests same.

L.           OFAC List Representation. Tenant hereby represents and warrants to Landlord that neither Tenant nor any of its officers, directors, shareholders, partners, members or affiliates is or will be an entity or person: (i) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO 13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11 sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above.

M.          Waiver of Jury Trial.

To the extent permitted by applicable Law, Landlord and Tenant waive their respective rights to a trial by jury or any claim or cause of action based upon or arising out of or related to this Lease in any action, proceeding or other litigation of any type brought by either party against the other party, whether with respect to contract claims, tort claims, or otherwise. Landlord and Tenant agree that any such claim or cause of action will be tried by a court trial without a jury.

Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Lease or any provision hereof.

This waiver will apply to any subsequent amendments, renewals, supplements or modifications to this Lease.

Landlord and Tenant hereby agree that this Lease constitutes a written consent to waiver of trial by jury pursuant to the provisions of all applicable laws and, to the extent permitted by Law, Tenant does hereby constitute and appoint Landlord its true and lawful attorney-in-fact, which appointment is coupled with an interest. To the extent permitted by Law, Tenant does hereby authorize and empower Landlord, in the name, place and stead of Tenant, to file this Lease with the clerk or judge of any court of competent jurisdiction as a statutory written consent to waiver of trial by jury.

N.          Signage.

(1)           Subject to the terms of this Section 31.N, during the Term, but only so long as (a) Tenant occupies the entire Premises and the Rentable Square Footage of the Premises is at least 11,572 square feet and (b) no uncured event of default has occurred under the Lease (beyond all applicable notice and cure periods, if any), Tenant may have installed and shall maintain, at Tenant’s sole expense, a panel identifying Tenant’s name on the multi-tenant monument sign at the Property currently located at the northeast corner of Alla Road and Coral Tree Place ( the “Monument Sign”). The Monument Sign rights granted herein are personal to the specific party originally identified as the “Tenant” under the Lease or an Affiliate by assignment pursuant to a Permitted Transfer and may not be transferred, shared or assigned in whole or in part to any assignee, subtenant or other tenant in the Building. Further, in the event that the conditions set forth in the first sentence of this Section 31.N are no longer satisfied, or following the expiration or termination of this Lease, Landlord may cause Tenant’s name to be removed from the Monument Sign, at Tenant’s sole cost and expense.

(2)           Subject to the terms of this Section 31.N, during the Term, but only so long as (a) Tenant occupies the entire Premises and (b) no uncured default has occurred under the Lease (beyond all applicable notice and cure periods, if any), Tenant may have installed, at Tenant’s expense, (i) Building standard directory signage identifying Tenant’s name on the directories Landlord maintains for the tenants of the Building and (ii) Building standard suite identification signage at or near the main doors accessing the Premises. In the event that the conditions set forth in the first sentence of this Section 31.N are no longer satisfied, or following the expiration or termination of this Lease, Landlord may cause the directory signage and suite identification signage to be removed, at Tenant’s sole cost and expense.

(3)           The location, size, material, construction, font, color and design of all signage described in this Section 31.N shall be subject to (i) the prior written approval of Landlord (which shall not be unreasonably withheld, conditioned or delayed), (ii) compliance with Property signage standards, and (iii) compliance with applicable Laws and any restrictive covenants applicable to the Property. All signage installation performed pursuant to this Section 31.N shall be performed by a party reasonably designated by Landlord.

O.            Telecommunications License Agreement. Landlord and Tenant agree that, subject to availability, Tenant shall have the right to request no more than 25 square feet of space available for Tenant on the roof of the Building for the installation of a Direct TV (or comparable) satellite dish (the “Telecommunications Equipment”), and Tenant shall be allowed to use existing riser space available from the Premises to the roof of the Building for a cable to connect the Premises to Telecommunications Equipment. In the event that such space is available at the time of Tenant’s request, the following provisions shall apply with respect to any such Telecommunications Equipment. The quantity, type, size, electrical and transmission capacity, location and other variables regarding such Telecommunications Equipment shall be subject to Landlord’s prior approval. The Telecommunications Equipment shall be installed in a good and workmanlike manner, in compliance with all Laws, and at Tenant’s sole cost and expense, and Tenant shall be responsible for all upkeep and replacement of the same, all at Tenant’s sole cost and expense. Without limiting the generality of the foregoing, Tenant shall execute Landlord’s then current form of license agreement concerning use of the area so designated for installation of the Telecommunications Equipment. Landlord agrees that it shall not charge Tenant monthly license fees for the use of any such space during the initial Term; provided, however, Tenant shall be responsible for any other costs that are incurred in connection with the Telecommunications Equipment.

P.            Confidentiality of Financial Information.   Landlord shall hold in strict confidence any written financial information about Tenant and provided to Landlord by Tenant

Or its agents that is not otherwise publicly available (the “Tenant’s Financial Information”), and shall not disclose, without Tenant’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, Tenant’s Financial Information to any person other than the partners, directors, officers, employees, attorneys, accountants or any existing financing sources of Landlord, except (1) as may be required by law or (2) in connection with the sale or refinancing of the Building; provided, however, in connection with a sale or refinancing, Landlord shall give Tenant 10 days prior written notice of that it will disclose Tenant’s Financial Information, and Landlord shall use reasonable efforts to have any potential purchasers or potential mortgagees execute a non-disclosure agreement provided to Landlord by Tenant.

[Signature pages to follow.]

Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature.

LANDLORD:

LUI2 LA PLAYA, L.P.,
a Delaware limited partnership

By:	LUI2 LA Playa GP, LLC,
a Delaware limited liability
company, its general partner

By:
Name:
Title:

Effective Date: , 2008

TENANT:

GAMEFLY, INC.,
a Delaware corporation

By:
Name:
Title:

40

Exhibit A

Outline and Location of Premises

GENZYME
13,215 USF
14,337 RSF
LAUREATE
32,908 USF
35,702 RSF
SUN PLUS
9,286 USF
10,074 RSF
OPEN PATIO
OPEN PATIO
TRANSFORMER
ELEC.
ELEC.
EXISTING 1-HOUR CORRIDOR
EXISTING CORRIDOR
240 USF
260 RSF
SYLVAN LEARNING MAIN ENTRANCE
SPRINKLER ROOM
MAIN LOBBY
ENTRANCE
BUILDING ENTRANCE
CORAL TREE PLACE
ALLA ROAD
NEW LOAD FACTOR 1.0849

A-i

Exhibit B

Legal Description of Property

PARCEL 1:

PARCEL A, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS SHOWN ON PARCEL MAP L.A. NO. 2568, FILED IN BOOK 41 PAGE 90 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF LOS ANGELES COUNTY.

EXCEPT FROM THAT PORTION OF SAID PARCEL “A” INCLUDED WITHIN THE LINES OF THE LAND DESCRIBED IN DEED RECORDED AUGUST 5, 1969 AS INSTRUMENT NO. 1111 IN BOOK D4457 PAGE 208 OFFICIAL RECORDS, 50 PERCENT OF ALL OIL, ASPHALTUM, NATURAL GAS AND OTHER HYDROCARBONS AND OTHER MINERALS, TOGETHER WITH THE RIGHT TO EXTRACT SUCH SUBSTANCES PROVIDED HOWEVER, THAT THE SURFACE OPENING OF ANY WELL, HOLE OR SHAFT OR OTHER MEANS OF REACHING OR REMOVING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN ANY PORTION OF THE LAND FIRST ABOVE DESCRIBED NOR PENETRATE ANY PART OF PORTION THEREOF, WITHIN A VERTICAL DEPTH OF 500 FEET BELOW THE PRESENT NATURAL SURFACE OF THE GROUND THEREOF, AS RESERVED FOR A PERIOD OF 25 YEARS FROM JUNE 13, 1969 BY ELLA J. KIDSON, A WIDOW, AS AN INDIVIDUAL, AND ELLA J. KIDSON AND BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, AS CO-EXECUTORS OF THE WILL OF HENRY J. KIDSON, DECEASED, IN SAID DEED.

PARCEL 2:

PARCEL “B” IN THE CITY OF LOS ANGELES AS SHOWN ON PARCEL MAP L.A. NO. 2568, FILED IN BOOK 41 PAGE 90 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF LOS ANGELES COUNTY.

EXCEPT FROM PARCELS 1 TO 6 INCLUSIVE, 49 PERCENT OF THE MINERALS AND MINERAL ORES OF EVERY KIND AND CHARACTER NOW KNOWN TO EXIST OR HEREAFTER DISCOVERED, WITHIN OR UNDERLYING SAID LAND OR THAT MAY BE PRODUCED THEREFROM INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALL PETROLEUM, OIL, NATURAL GAS AND OTHER HYDROCARBON SUBSTANCES AND PRODUCTS, DERIVED THEREFROM, TOGETHER WITH THE EXCLUSIVE AND PERPETUAL RIGHT OF INGRESS AND EGRESS BENEATH THE DEPTH OF 500 FEET BELOW THE SURFACE OF SAID LAND TO EXPLORE FOR, EXTRACT, MINE AND REMOVE THE SAME, AND TO MAKE SUCH USE OF THE SAID LAND BENEATH SUCH DEPTH AS IS NECESSARY OR USEFUL IN CONNECTION THEREWITH, WHICH USE MAY INCLUDE LATERAL OR SLANT DRILLING, BORING, DIGGING OR SINKING OF WELLS, SHAFTS OR TUNNELS, WITHOUT THE USE OF THE SURFACE OF SAID LAND OR ANY PORTION OF THE SUBSURFACE THEREOF ABOVE A DEPTH OF 500 FEET BELOW THE SURFACE IN THE EXERCISE OF ANY OF SAID RIGHTS, AS EXCEPTED AND RESERVED BY S. M.

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BERNARD COMPANY, A CALIFORNIA CORPORATION IN DEED RECORDED NOVEMBER 14, 1969 IN BOOK D4554 PAGE 504, OFFICIAL RECORDS.

PARCEL 3:

LOT 11 OF TRACT 27472, IN THE CITY OF LOS ANGELES, AS PER MAP RECORDED IN BOOK 771 PAGES 51 AND 52 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF LOS ANGELES COUNTY.

EXCEPT ALL OIL, GAS, MINERALS AND OTHER HYDROCARBON SUBSTANCES IN AND UNDER SAID LAND BELOW A DEPTH OF 500 FEET FROM THE SURFACE THEREOF, WITHOUT THE RIGHT OF SURFACE ENTRY, FOR THE DEVELOPMENT OR EXPLORATION THEREOF, AS RESERVED IN THE DEED FROM INVESTMENT BANKERS, LTD., A CORPORATION, RECORDED MARCH 14, 1969 AS INSTRUMENT NO. 1195, IN BOOK D4307 PAGE 531 OFFICIAL RECORDS.

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Exhibit C

Rules and Regulations

1.             Sidewalks, halls, passageways, exits, entrances, elevators, escalators, stairways, and other common areas shall not be obstructed by Tenant or used by Tenant for any purpose other than for ingress to and egress from the Premises and for going from one part of the Building to another part of the Building. Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the reasonable judgment of the Landlord, shall be prejudicial to the safety, character, reputation or interests of the Building, including its tenants and occupants. Nothing shall be swept or thrown into the corridors, halls, elevators or stairways.

2.             No sign, placard, picture, name, advertisement or notice (a “Sign”) visible from the exterior of the Premises shall be inscribed, painted, affixed, installed or displayed by Tenant without the prior written consent of Landlord. Absent any such consent, Landlord shall have the right to remove any Sign without notice to and at the expense of Tenant. Any such consent shall be deemed to relate to only the particular Sign so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the prior written consent of Landlord with respect to any other Sign. All approved Signs or lettering on doors and walls shall be inscribed, painted, affixed, installed, printed or otherwise displayed, at the expense of Tenant, by a person approved by Landlord and in a manner or style acceptable to Landlord.

3.             No curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations shall be installed or used in connection with any window or door of the Premises without the prior written consent of Landlord, except for normal and customary interior decorations to the Premises not visible from the exterior of the Building. In any event, any such items shall be installed so as to face the interior surface of the standard window treatment established by Landlord and shall in no way be visible from the exterior of the Building. No articles shall be placed or kept on the windowsills or any terraces so as to be visible from the exterior of the Building. No articles shall be placed against glass partitions or doors which might appear unsightly from the outside of the Premises. No sashes, sash doors, skylights, windows or doors that reflect or admit light or air into the halls, passageways or other public places in the Building shall be covered or obstructed by Tenant without the prior written consent of Landlord.

4.             Tenant shall not employ or permit any person(s) other than the janitorial contractor of the Landlord to clean the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. In the event of any permitted person being employed by Tenant to do janitorial work, while in the Building and outside of the Premises such person(s) shall be subject to the control and direction of the Building’s management office (not as an agent or servant of Landlord); however, Tenant shall in all cases be responsible for the acts of such person(s).

5.             Tenant and its employees, upon daily departure, shall cause (a) the doors of the Premises to be securely locked, and (b) to the extent practical shut off all faucets, valves and other

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control apparatuses to water and other resources, so as to prevent waste or damage. With the exception of permitting ingress and egress to the Building, Tenant shall keep doors(s) to the Building’s corridors on multi-tenant floors of the Building closed at all times.

6.             Tenant shall not waste electricity, water, heating, air-conditioning or any other resources and shall cooperate fully with Landlord to assure the most effective utilization of such Building resources. Tenant shall not attempt to adjust any Building resource controls other than any thermostats specifically installed for Tenant’s use. No heating, air-conditioning unit or other similar apparatus shall be installed or used by Tenant without the prior written consent of Landlord.

7.             Tenant shall not alter any lock or access device, nor shall Tenant install any new or additional lock, access device or bolt on any door of the Premises without the prior written consent of Landlord. In the event of any permitted installation, Tenant shall in each case furnish Landlord with a key for any such lock or device.

8.             Landlord shall furnish Tenant, at no cost to Tenant, two (2) keys to the Premises. Tenant shall pay a reasonable charge for any additional keys furnished by Landlord. Any card-keys issued by Landlord shall upon such issuance require payment of a refundable deposit in an amount reasonably determined from time to time by Landlord. Tenant shall not make or have made copies of any keys or card-keys furnished by Landlord. Tenant shall, upon the expiration or sooner termination of its tenancy, deliver to Landlord all of such keys and card-keys in its possession, together with any of the keys relating to the Premises including, but not limited to, all keys to any vaults or safes which remain on the Premises. In the event of the loss of any keys furnished by Landlord to Tenant, Tenant shall pay Landlord (a) the cost thereof (less any deposit paid by Tenant) or (b) the cost of changing the subject lock(s) or access device(s) if Landlord deems it necessary to make such change.

9.             The toilet rooms, toilets, urinals, washbowls, plumbing fixtures and any other Building apparatus shall not be used for any purpose other than that for which they were constructed; and no foreign substance of any kind shall be thrown therein. Any loss, cost or expense relating to any breakage, stoppage or damage resulting from any violation of this rule by a Tenant Party, or a transferee, invitee, contractor or licensee of Tenant, shall be borne by Tenant.

10.           Tenant shall not permit any cooking on the Premises (except that private, non commercial use by Tenant and its employees of Underwriters’ Laboratory-approved equipment for the preparation of coffee, tea, hot chocolate and similar beverages, and for the heating of foods, shall be permitted; provided that such equipment is used in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations). The Premises shall not be used for lodging or sleeping purposes. If the Premises becomes infested with vermin or pests, Tenant, at its sole cost and expense, shall have such pests exterminated by Landlord approved exterminators.

11.           All tenants will refer any contractors, contractor’s representatives and installation technicians rendering any services to them to Landlord for Landlord’s supervision and

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approval prior to commencement of any work, which approval shall not be unreasonably withheld.

12.           Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior of the Building. Tenant shall not interfere with any radio or television broadcast or reception from within the Building.

13.           Tenant shall not permit its employees, licensees and invitees to loiter around the hallways, plazas, lobbies, stairways, elevators, front, roof or any other part of the Building neither used in common by the occupants thereof nor permits them to use the same for purposes of lunches, coffee breaks or other similar activities.

14.           The freight elevator shall be available for use by Tenant, subject to reasonable scheduling by Landlord. No furniture, freight, equipment, materials, supplies, packages, merchandise or other property shall be received in the Building or carried up or down the elevators, except between such hours and in such elevators reasonably designated by Landlord. Any deliveries, removals or relocations of large, bulky or voluminous items, such as furniture, office machinery and equipment, etc., can only be made after obtaining approval from the Landlord, which approval shall not be unreasonably withheld or delayed. The tenants assume all risks and shall indemnify and hold Landlord harmless against claims of damage to articles moved and injury to persons engaged in such movement, including without limitation damages and injury to equipment, property and personnel of Landlord resulting from acts in connection with such delivery, removal or relocation. All damages done to the Building by the installation or removal of any tenant’s property or caused by any tenant’s property within the Building, shall be repaired at the expense of such tenant.

15.           Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot the floor was designed to carry, or any load allowed by applicable law. Landlord shall have the right to prescribe the weight, size and position of safes, any library or other shelving, furniture or other heavy equipment brought into the Building, and Tenant shall bear the reasonable fees of any structural engineer hired by Landlord in connection therewith. Safes or other heavy objects shall, if considered necessary to Landlord, stand on wood strips of such thickness as determined by Landlord to be necessary to properly distribute the weight thereof. Landlord shall not be responsible for loss of or damage to any such safes or other heavy objects for any cause; all damages done to the Building by moving or maintaining of any such items shall be repaired at the expense of Tenant.

16.           No machinery other than the kind considered usual and standard for general office use shall be operated by any tenant in its leased area without the prior written consent of Landlord. Business machines or mechanical equipment of Tenant, which causes noise or vibration that may be transmitted to the structure of the Building or any space therein to such a degree objectionable to Landlord or any other tenants or occupants of the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate such noise or vibration. Tenant shall bear the reasonable fees of any acoustical or structural engineer hired by Landlord in connection therewith.

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17.           Tenant shall not mark, drive nails or screws, or drill into the partitions; ceilings or floors of the Premises or in any way deface the Premises except for normal and customary interior decorations.

18.           Tenant shall not install, maintain or operate on the Premises any vending machine without the prior written consent of Landlord.

19.           No animals (other than those assisting the handicapped), including reptiles, birds, fish (or aquariums), or other non-human, non-plant living things or organic Holiday décor of any kind shall be allowed in the Building.

20.           There shall not be used in the Building any hand trucks, except those equipped with rubber tires and side guards, or any other material handling equipment, except as approved in advance in writing by Landlord. No scooters, roller skates, roller blades, bicycles, and no other vehicles of any kind shall be brought into and operated within the project. Bicycles and vehicles may only be parked in areas designated for such purpose.

21.           Tenant shall store all of its trash and garbage within the interior of the Premises. No materials shall be placed in the Building’s trash boxes or receptacles if such material is of such a nature that it may not be disposed of in the ordinary and customary manner, or if such an act would violate any applicable law governing such removal and disposal.

22.           Canvassing, soliciting, distributing of handbills or any other written material, and peddling in the Building are prohibited; Tenant shall cooperate to prevent such activity. Tenant shall not engage in office-to-office solicitation of business from other tenants or occupants of the Building.

23.           Landlord reserves the right to exclude or to expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs, or who is in violation of any of these Rules and Regulations.

24.           Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No firearms or weapons of any kind are allowed within the Premises or the Building.

25.           No tenant shall invite to its premises, or permit the visit of, persons in such numbers or under such conditions to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators, and other facilities of the Building by other tenants.

26.           Landlord will not be responsible for lost or stolen personal property, money or jewelry from any tenant’s Premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not, except as may be otherwise set forth in the Lease. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage by taking necessary steps including, but not limited to, keeping doors locked and other means of entry to the Premises closed.

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27.           Any additional or special requirements of Tenant shall be attended to only upon application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of the regular duties unless under special instructions from Landlord. No such employees shall admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

28.           Tenant shall not advertise or permit any advertising which, in Landlord’s opinion, tends to impair the reputation of the Building as a first class building. Upon written notice from the Landlord, Tenant shall refrain from or discontinue any such advertising.

29.           Landlord may waive any of these Rules and Regulations for the benefit of any particular tenant or occupant of the Building in any particular instance; however, no such waiver by Landlord shall be construed as a waiver of these Rules and Regulations with respect to any other tenant or occupant thereof. Any revised rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

30.           Landlord shall have the following rights, exercisable without notice and without liability to any tenant for damage or injury to property, persons or business; and to the extent not in conflict with the Lease without effecting an eviction or disturbance of any tenant’s use or possession; or giving cause to any claim for offset or abatement or rent:

(A)        To install, affix and maintain all signs on the exterior and interior of the Building.

(B)         To control all internal lighting that may be visible from the Building exterior.

(C)         To decorate and to make repairs, alterations, additions, changes or improvements, whether structural or otherwise, in and about the Building or any part thereof; to enter upon any tenant’s premises for such purpose; to temporarily close doors, entryways, public space, corridors; to temporarily suspend Building services and facilities; to change the arrangement and location of entrances, passageways, doors, elevators, shafts, stairs, toilets, etc., all without abatement of rent or affecting any obligations of any tenant under its lease so long as the tenant’s premises are reasonably accessible.

(D)         To bear and retain a permanent title to each tenant’s premises free and clear of any act of the tenant purporting to burden or encumber its premises.

(E)         To grant to anyone the exclusive right to conduct any business or render any service in or to the Building; provided such exclusive right shall not operate to exclude a tenant from the use expressly permitted in its lease.

(F)         To take all reasonable measures as Landlord may deem advisable for the security of the Building and its occupants, including, without limitation, the search of the Building and its occupants and persons entering and leaving the Building; evacuation of the Building for cause, suspected cause or drill purposes; temporary

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denial of access to the Building; and closing of the Building after regular working hours.

(G)         Landlord shall have the right at any time to install and utilize metal detectors or similar security screening devices in the Building and to deny access to persons who create an unreasonable risk of bodily harm to tenants or other persons lawfully present in the Building.

31.           No tenant shall obtain for use in its premises ice, drinking water, food, beverage, towels or other similar services; or accept barbering or shoe shinning services in its premises from persons not authorized, or within the hours specified, or under regulations fixed by Landlord, except as otherwise set forth in the tenant’s lease.

32.           Except with the prior written consent of Landlord, no tenant shall sell or permit the sale of newspapers, magazines, periodicals, theater tickets or other goods or merchandise in or on its premises; nor shall any tenant carry on, permit or allow any employee or other person to carry on the business of stenography, typewriting or any similar business in or from its premises for the services or accommodation of occupants or any other portion of the Building.

These Rules and Regulations are provided as a general guideline. Landlord reserves the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Building and its occupants and for the preservation of good order therein. Please refer to your lease for information specific to your tenancy. In the event of any conflict between the Rules and Regulations and the terms of the Lease, the terms of the Lease shall control.

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Exhibit D

Commencement Letter

Re:          Office Lease dated               , 2008 (the “Lease”) between LUI2 LA PLAYA, L.P. (“Landlord”) and GAMEFLY, INC. (“Tenant”) for the Premises, the Rentable Square Footage of which is 11,572, located on the lst floor of the Building. Unless otherwise specified, all capitalized terms used herein shall have the same meanings as in the Lease.

Landlord and Tenant agree that:

Landlord has fully completed all Landlord Work required under the terms of the Lease, if any.

Tenant has accepted possession of the Premises, subject to any latent defects in the Premises of which Tenant notifies Landlord within 180 days after the Commencement Date other than work performed by Tenant Parties. The Premises are usable by Tenant as intended, Landlord has no further obligation to perform any Landlord Work or other construction, and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.

The Commencement Date of the Lease is                                   , 200      .

The Expiration Date of the Lease is the last day of                               ,             .

Tenant’s Address at the Premises after the Commencement Date is:

Attention:

Phone:

Fax:

All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.

EXECUTED as of               , 200       .

LANDLORD:		TENANT:

LUI2 LA PLAYA, L.P.,		GAMEFLY, INC.,
a Delaware limited partnership		a Delaware corporation

By:	LUI2 LA Playa GP, LLC,
	a Delaware limited liability	By:
	company, its general partner	Name:
Title:
By:
Name:
Title:

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Exhibit E

Work Letter

This Work Letter is attached as an Exhibit to an Office Lease (the “Lease”) between LUI2 LA PLAYA L.P., as Landlord, and GAMEFLY, INC., as Tenant, for the Premises, the Rentable Square Footage of which is 11,572, located on the 1st floor of the Building. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease. In the event of any conflict between the Lease and this Work Letter, the latter shall control.

1.             Construction. Tenant agrees to construct leasehold improvements (the “Tenant Work”) in a good and workmanlike manner in and upon the Premises, at Tenant’s sole cost and expense, in accordance with the following provisions. Tenant shall submit to Landlord for Landlord’s approval complete plans and specifications for the construction of the Tenant Work (“Tenant’s Plans”). Within 5 Business Days after receipt of Tenant’s Plans, Landlord shall review and either approve or disapprove Tenant’s Plans, and Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. If Landlord disapproves Tenant’s Plans, or any portion thereof, Landlord shall notify Tenant thereof and of the revisions Landlord requires before Landlord will approve Tenant’s Plans. Within 5 Business Days after Landlord’s notice, Tenant shall submit to Landlord, for Landlord’s review and approval, plans and specifications incorporating the required revisions. The final plans and specifications approved by Landlord are hereinafter referred to as the “Approved Construction Documents”. Tenant will employ experienced, licensed contractors, architects, engineers and other consultants, reasonably approved by Landlord, to construct the Tenant Work and will require in the applicable contracts that such parties (a) carry insurance in such amounts and types of coverages as are reasonably required by Landlord, and (b) design and construct the Tenant Work in a good and workmanlike manner and in compliance with all Laws. Unless otherwise agreed to in writing by Landlord and Tenant, all work involved in the construction and installation of the Tenant Work shall be carried out by Tenant’s contractor under the sole direction of Tenant, in compliance with all Building rules and regulations and in such a manner so as not to unreasonably interfere with or disturb the operations, business, use and enjoyment of the Property by other tenants in the Building or the structural calculations for imposed loads. Tenant shall obtain from its contractors and provide to Landlord a list of all subcontractors providing labor or materials in connection with any portion of the Tenant Work prior to commencement of the Tenant Work. Tenant warrants that the design, construction and installation of the Tenant Work shall conform to the requirements of all applicable Laws, including building, plumbing and electrical codes and the requirements of any authority having jurisdiction over, or with respect to, such Tenant Work. Subject to the Building’s rules and regulations for contractors, Tenant’s contractors shall be allowed to utilize power, water, HVAC (to the extent present) and existing restroom facilities within the Premises and the freight dock (subject to Landlord’s approval of scheduling thereof), as necessary and required in connection with Tenant Work in the Premises at no charge.

2.             Costs. Subject to the terms and conditions of this Paragraph 2, Landlord will provide Tenant with an allowance (the “Reimbursement Allowance”) to be applied towards the cost of constructing the Tenant Work.

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(A)          Landlord’s obligation to reimburse Tenant for Tenant’s construction of the Tenant Work shall be: (i) limited to actual costs incurred by Tenant in its construction of the Tenant Work; (ii) limited to an amount up to, but not exceeding, $20.00 multiplied by the Rentable Square Footage of the Premises; and (iii) conditioned upon Landlord’s receipt of written notice (which notice shall be accompanied by invoices and documentation set forth below) from Tenant that the Tenant Work has been completed and accepted by Tenant. The cost of (a) all space planning, design, consulting or review services, construction drawings and permit fees, (b) extension of electrical wiring from Landlord’s designated location(s) to the Premises, (c) purchasing and installing all building equipment for the Premises (including any submeters and other above building standard electrical equipment approved by Landlord), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (e) materials and labor, including costs incurred for purchasing and installing Cable, and (f) an asbestos survey of the Premises if required by applicable Law, shall all be included in the cost of the Tenant Work and may be paid out of the Reimbursement Allowance, to the extent sufficient funds are available for such purpose. Any reimbursement obligation of Landlord under this Work Letter shall be applied solely to the purposes specified above, as allocated, within 180 days after the Effective Date or be forfeited with no further obligation on the part of Landlord.

(B)           Landlord shall pay the Reimbursement Allowance to Tenant within thirty-one (31) days following Landlord’s receipt of (i) third-party invoices for costs incurred by Tenant in constructing the Tenant Work; (ii) evidence that Tenant has paid the invoices for such costs; and (iii) conditional and unconditional lien waivers, as applicable and reasonably approved by Landlord, from any contractor or supplier who has constructed or supplied materials for the Tenant Work. Tenant may make up to 2 requests for payment of all or any portion of the Reimbursement Allowance as the Tenant Work progresses provided that Landlord shall not be required to make any payments unless and until all of the conditions contained in this Paragraph 2 are satisfied with respect to the portion of the Tenant Work to which the request relates. If the costs incurred by Tenant in constructing the Tenant Work exceed the Reimbursement Allowance, then Tenant shall pay all such excess costs and Tenant agrees to keep the Premises and the Property free from any liens arising out of the non-payment of such costs.

(C)           All installations and improvements now or hereafter placed in the Premises other than building standard improvements (“Above Building Standard Improvements”) shall be for Tenant’s account and at Tenant’s cost. Tenant shall pay ad valorem taxes and increased insurance on or attributable to Above Building Standard Improvements, which cost shall be payable by Tenant to Landlord as additional Rent within 30 days after receipt of an invoice therefor. Tenant’s failure to pay such cost shall constitute an event of default under the Lease.

3.             Electrical Design Capacity. The following parameters constitute building standard electrical design capacity: (i) the total connected electrical load of all electrical equipment serving the Premises shall not exceed an average of 4.0 watts multiplied by the Rentable Square Footage of the Premises delivered through the electrical riser to the electrical room on the floor where the Premises are located; (ii) the connected electrical load for lighting shall not exceed an average of 1.5 watts multiplied by the Rentable Square Footage of the Premises; (iii) emergency power shall be limited to egress lighting only and at Landlord’s option shall be provided by

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Tenant’s battery backup fixtures or Landlord’s emergency power system; and (iv) no electrical equipment shall exceed the safe and lawful capacity of the existing electrical circuit(s) and facilities serving the Premises. Any requirements, services or equipment in excess or contravention of the foregoing parameters (or any combination thereof) shall constitute above building standard electrical services subject to Landlord’s approval and Tenant’s compliance with the other applicable provisions of the Lease. However, the cost of purchasing and installing any above building standard electrical equipment approved by Landlord (including submeters) shall be paid at Tenant’s expense.

4.             ADA Compliance. Tenant shall, at its expense, be responsible for ADA compliance in the Premises. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant. Landlord’s approval of the Approved Construction Documents shall not be deemed a statement of compliance with applicable Laws, nor of the accuracy, adequacy, appropriateness, functionality or quality of the improvements to be made according to the Approved Construction Documents. Landlord shall, as Operating Expense (to the extent permitted pursuant to Section 4 of the Lease), be responsible for ADA compliance for the core areas of the Building (including the Commons Areas, the elevators and the service areas), the parking facilities of the Property and all points of access into the Property; provided, however, Landlord shall not have any obligation to comply with ADA (although Landlord may elect to comply) until Landlord receives written notice from any applicable governmental authority of the need to comply.

5.             Landlord’s Oversight and Coordination. Construction of the Tenant Work shall be subject to oversight and coordination by Landlord, but such oversight and coordination shall not subject Landlord to any liability to Tenant, Tenant’s contractors or any other person. Landlord has the right to inspect construction of the Tenant Work from time to time. Within 10 days following the date of invoice, Tenant shall, for oversight and coordination of the construction of the Tenant Work, pay Landlord an oversight fee equal to 2% of the aggregate contract price for the Tenant Work. Tenant’s failure to pay such oversight fee when due shall constitute an event of default under the Lease.

6.             Assumption of Risk and Waiver. Tenant hereby assumes any and all risks involved with respect to the Tenant Work and hereby releases and discharges all Landlord Parties from any and all liability or loss, damage or injury suffered or incurred by Tenant or third parties in any way arising out of or in connection with the Tenant Work.

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Exhibit F

Parking Agreement

This Parking Agreement (the “Agreement”) is attached as an Exhibit to an Office Lease (the “Lease”) between LUI2 LA PLAYA, L.P., as Landlord, and GAMEFLY, INC., as Tenant, for the Premises, the Rentable Square Footage of which is 11,572, located on the 1st floor of the Building. Unless otherwise specified, all capitalized terms used in this Agreement shall have the same meanings as in the Lease.

1.                                       As of the Commencement Date of the Lease, Tenant shall take and pay for 70 permits allowing access to unreserved spaces in parking facilities which Landlord provides for the use of tenants and occupants of the Building (the “Parking Facilities”). During the initial Term, Tenant shall pay Landlord a monthly fee of $4,500 for use of such 70 unreserved permits, plus any taxes thereon. During any renewal or extension of the Term, Tenant shall take and pay for permits at Landlord’s then-current parking ratio for new tenant leases at the Property and shall pay Landlord’s quoted monthly contract rate (as set from time to time) for each unreserved permit, plus any taxes thereon.

2.                                       Tenant shall at all times comply with all Laws respecting the use of the Parking Facilities. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Facilities or the Property, from time to time, including any key- card, sticker, or other identification or entrance systems and hours of operations. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Facilities, and any violation of the rules and regulations shall subject the automobile in question to removal from the Parking Facilities.

3.                                       Tenant may validate visitor parking by such method or methods as Landlord may approve, at the validation rate (as set from time to time) generally applicable to visitor parking. Unless specified to the contrary above, the parking spaces for the parking permits provided hereunder shall be provided on an unreserved, “first-come, first-served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Facilities to be operated by an independent contractor, un-affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Landlord shall have no liability whatsoever for any damage to vehicles or any other items located in or about the Parking Facilities, and in all events, Tenant agrees to seek recovery from its insurance carrier and to require Tenant’s employees to seek recovery from their respective insurance carriers for payment of any property damage sustained in connection with any use of the Parking Facilities. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, with assigned and/or reserved spaces. Such reserved spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved parking spaces. Landlord also reserves the right to close all or any portion of the Parking Facilities, at its discretion or if required by casualty, strike, condemnation, repair, alteration, act of God, Laws, or other reason beyond Landlord’s reasonable control; provided, however, that except for matters beyond Landlord’s reasonable control, any such closure shall be

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temporary in nature. If Tenant’s use of any parking permit is precluded for any reason, Tenant’s sole remedy for any period during which Tenant’s use of any parking permit is precluded shall be abatement of parking charges for such precluded permits. Tenant shall not assign its rights under this Agreement except in connection with a Permitted Transfer.

4.                                       Tenant’s failure to pay for any of the above-referenced parking permits or to otherwise comply with any provision of this Agreement shall constitute an event of default under the Lease. In addition to any rights or remedies available to Landlord in the event of a Monetary Default under the Lease, Landlord shall have the right to cancel this Agreement and/or remove any vehicles from the Parking Facilities.

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Rider No. 1

OPTION TO EXTEND

1.                                                Renewal Period. Tenant may, at its option, extend the Term for one renewal period of 3 years (the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than 12 nor later than 9 months prior to the expiration of the Term, provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of the entire Premises, and (ii) no uncured event of default exists under the Lease (beyond any applicable notice and cure periods). The Base Rent payable during the Renewal Period shall be at the Market Rental Rate (defined below). Except as provided in this Rider No. 1, all terms and conditions of the Lease shall continue to apply during the Renewal Period, except that Tenant shall have no further Option to Extend the Term of the Lease.

2.                                                Acceptance. Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Base Rent for such Renewal Period (the “Rental Notice”). Tenant may accept or object to the Base Rent set forth in the Rental Notice by written notice (the “Tenant’s Notice”) to Landlord given within 15 days after receipt of the Rental Notice. If Tenant timely delivers the Tenant’s Notice and accepts the terms set forth in the Rental Notice, Tenant shall, within 15 days after receipt, execute a lease amendment confirming the Base Rent and other terms applicable during the Renewal Period. If Tenant fails timely to deliver its Tenant’s Notice, then this Option to Extend shall automatically expire and be of no further force or effect. If Tenant timely delivers the Tenant’s Notice and objects to the Base Rent set forth in the Rental Notice, Landlord and Tenant shall each work diligently and in good faith for a period not to exceed 30 days after Landlord’s receipt of Tenant’s Notice (the “Negotiation Period”) to reach an agreement on the Market Rental Rate for the Renewal Period. If at the end of the Negotiation Period, Landlord and Tenant are unable to agree on the Market Rental Rate, Tenant shall have a period of 10 days after the end of the Negotiation Period (the “Tenant’s Decision Period”) to elect to (i) accept the terms set forth in the Rental Notice (without any modifications thereto) by written notice to Landlord (the “Acceptance Notice”), (ii) withdraw its renewal request by written notice to Landlord (the “Withdrawal Notice”), or (iii) notify Landlord that it has elected to renew the term of this Lease and elected to have the Market Rental Rate determined in accordance with Paragraph 4 of this Rider No. 1 (the “Market Rental Rate Determination Notice”). If Tenant timely delivers its Acceptance Notice (or is deemed to have accepted the Rental Notice), Landlord and Tenant shall, within 15 days after receipt, execute a lease amendment reasonably satisfactory to Landlord and Tenant confirming the Base Rent and other terms applicable during the Renewal Period. If Tenant delivers a Withdrawal Notice, then Tenant’s option to extend shall automatically expire and be of no further force or effect. If Tenant fails timely to deliver its Acceptance Notice or its Market Rental Rate Determination Notice (as applicable), and if such failure continues for a period of 5 Business Days after written notice thereof by Landlord, then Tenant shall be deemed to have elected to accept the terms set forth in the Rental Notice. In addition, this Option to Extend shall terminate upon assignment of this Lease (except in the event of an assignment to an Affiliate pursuant to a Permitted Transfer) or subletting of 50% or more of the Premises to one or more subtenants (excluding Affiliated Sublessees). Furthermore, this Option to Extend shall be voidable at Landlord’s election if (i) Tenant fails timely to execute and return the required lease amendment, or (ii) an event of default exists under the Lease (beyond

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any applicable notice and cure periods) or Tenant fails to occupy the entire Premises at the commencement of the Renewal Period.

3.                                                Market Rental Rate. The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, amenities of the Property, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Property. The parties agree that the best evidence of the Market Rental Rate will be the rate then charged for comparable transactions in the Property. Although the determination of Market Rental Rate shall be made at a point in time prior to the commencement date for the applicable Renewal Period, such determination is to be made based on Landlord’s and Tenant’s opinion of what the Market Rental Rate should be at the time the rate being determined will go into effect.

4.                                                Market Rental Rate Determination. If Tenant delivers a Market Rental Rate Determination Notice to Landlord prior to the expiration of Tenant’s Decision Period, then the term of the Lease shall be renewed, and Landlord and Tenant shall proceed to have the Market Rental Rate determined in accordance with the procedure set forth below. At least 6 months prior to the expiration of the initial Term, Landlord shall submit Landlord’s proposed Market Rental Rate in writing (the “Landlord’s Proposal”) and Tenant shall submit Tenant’s proposed Market Rental Rate in writing (the “Tenant’s Proposal”), together with the supporting data that was used to calculate such proposals, to a qualified independent licensed commercial real estate broker or real estate appraiser who (i) is licensed under the laws of the State of California, (ii) has been active over the immediately preceding ten (10) year period in the leasing or appraising of multi-story office buildings in the Playa Vista/Culver City/Marina del Rey submarket, (iii) is recognized as a market expert in office leasing or appraisal of office buildings, (iv) has not represented either Landlord or Tenant during the preceding five years or in connection with this Lease, and (v) has general experience and competence in determining market rates for office space comparable to the Premises (the “Qualified Third Party”). The Qualified Third Party shall be mutually agreed upon by Landlord and Tenant and selected within 30 days following Tenant’s delivery to Landlord of the Market Rental Rate Determination Notice. If the parties fail to select the Qualified Third Party within such 30 day period, then the Qualified Third Party shall be appointed by the American Arbitration Association in Los Angeles, California. Within 20 days after the proposals are submitted, the Qualified Third Party shall hold a hearing during which Landlord and Tenant may present evidence in support of their respective proposals. Within 3 days after the date of the hearing, the Qualified Third Party will determine the Market Rental Rate provided the Qualified Third Party may select only Landlord’s Proposal or Tenant’s Proposal (and no other amount) as the Market Rental Rate, which proposal so selected shall be the Market Rental Rate for the applicable Renewal Period. The Qualified Third Party’s determination shall be binding on Landlord and Tenant and may be enforced by a court of competent jurisdiction. The cost of such proceedings shall be paid by the party whose proposal was not selected. Within 30 days after the Qualified Third Party’s determination of the Market

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Rental Rate, Landlord and Tenant shall execute a mutually acceptable amendment to this Lease specifying that this Lease has been extended at a rate equal to the determined Market Rental Rate. If the foregoing process is not completed prior to the commencement of the Renewal Period, Tenant shall continue to pay Base Rent based on Landlord’s Proposal until such time as such process is complete, at which time Tenant will pay Landlord, or Landlord will pay Tenant, the amounts necessary to adjust the payments made prior to such date to be equal to the Market Rental Rate determined by such process.

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Rider No. 2

MUST TAKE SPACE

1.                                       Lease.  Effective on the 5th Business Day after the date Landlord notifies Tenant (“Must Take Space Notice”) that the Must Take Space (defined below) is available (the “Must Take Commencement Date”), the Premises shall be automatically expanded to include approximately 4,597 Rentable Square Feet (+/-20%, in Landlord’s discretion) located on the 1st floor of the Building adjacent to the Premises, as shown on the attached Schedule 1 (the “Must Take Space”); provided, however, Tenant shall not be obligated to lease the Must Take Space if Landlord delivers to Tenant the Must Take Space Notice after April 30, 2010, and Tenant notifies Landlord in writing within 5 Business Days after its receipt of the Must Take Space Notice that Tenant elects to not lease the Must Take Space (in which case Tenant shall have no further rights hereunder, and neither Landlord nor Tenant shall have obligations with respect to such space). The lease of the Must Take Space is subject to all of the terms and conditions of the Lease currently in effect, except as provided in this Rider No. 2. Landlord agrees not to relet the space to the existing tenant of the Must Take Space, and Landlord further agrees to use commercially reasonable efforts (without requiring the expenditure of funds) to work with the existing tenant of the Must Take Space to vacate such space so that the Must Take Space becomes available for lease on or prior to April 30, 2010. Landlord agrees that Landlord is obligated to offer the Must Take Space to the Tenant whenever the lease of the currently existing tenant terminates and/or expires on its terms and such tenant vacates the Must Take Space.

2.                                  Amendment.  Within 10 Business Days of delivery of the Must Take Space, Landlord and Tenant shall execute a lease amendment adding the Must Take Space as part of the Premises for all purposes under the Lease (including any extensions or renewals) effective as of the delivery date of the same and confirming the Must Take Space Commencement Date, Base Rent and other terms applicable to the Must Take Space (some of which are specified in this Rider No. 2). Such lease amendment shall contain a work letter (“MTS Work Letter”) substantially in the form of Exhibit E to the Lease regarding the construction of leasehold improvements in the Must Take Space, provided, however, that the construction allowance specified therein shall be an amount equal to $10.00 multiplied by the Rentable Square Footage of the Must Take Space (provided that such allowance shall be reduced by any amount not utilized by Tenant within 180 days following the Must Take Commencement Date).

3.                                  Condition of Must Take Space.  Tenant shall accept the Must Take Space in its “as-is” condition, subject to (a) any necessary construction of leasehold improvements, which shall be accomplished by Landlord and the cost of such construction shall be paid in accordance with the MTS Work Letter, (b) any latent defects in the Must Take Space which Tenant notifies Landlord within 180 days after the Must Take Commencement Date other than work performed by Tenant Parties; provided that Landlord shall be responsible for construction of any demising walls required to separate the Must Take Space from any remaining space on the floor, which demising walls shall be constructed at Landlord’s cost using building standard materials (with Tenant being responsible for any interior finish desired with respect to the portion of the demising walls facing the interior of the Premises). Except as expressly provided in the MTS Work Letter, Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the Must Take Space. BY TAKING POSSESSION OF THE MUST TAKE SPACE, SUBJECT TO THE FIRST SENTENCE OF THIS PARAGRAPH 3, TENANT HEREBY AGREES THAT, SUBJECT TO THE PREVIOUS SENTENCE, THE PREMISES ARE IN GOOD

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ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE PREMISES, THE BUILDING OR THE PROPERTY. Tenant waives the right to terminate the Lease due the condition of Must Take Space.

4.                                       Base Rent.  Commencing on the Must Take Commencement Date and continuing through the Term, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for the Must Take Space as follows: (a) if the Must Take Space is delivered within 12 months following the Commencement Date of the Lease, an amount based on the per Rentable Square Foot rate set forth in the Base Rent schedule in Section 1.D, for the applicable time period, i.e., if the Must Take Commencement Date occurs during the 5th calendar month of the Term, then the Base Rent will be $2.25 per Rentable Square Foot and will increase in accordance with such schedule, or (b) if the Must Take Space is delivered after the 12 months following the Commencement Date of the Lease but before April 30, 2010, the Base Rent will be the Market Rental Rate as defined in Rider No. 1 above. Subject to Section 19.E of the Lease, and provided no event of default has occurred, Base Rent for the Must Take Space shall be abated for the first 3 full calendar months following Landlord’s delivery to Tenant of the Must Take Space.

5.                                       Operating Expenses.   Commencing on the Must Take Commencement Date, Tenant’s Pro Rata Share of Operating Expenses payable under Section 4.B of the Lease shall be increased to take the Must Take Space into consideration.

6.                                       Parking.  For the Must Take Space, Tenant shall take and pay for an additional 4 permits per 1,000 Rentable Square Feet in the Must Take Space allowing access to unreserved spaces in parking facilities which Landlord provides for the use of tenants and occupants of the Property. During the initial Term, Tenant shall pay $64.29 per month per permit for each such unreserved permit, plus any taxes thereon.

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Schedule 1

Outline and Location of Must Take Space

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Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature.

LANDLORD:

LUI2 LA PLAYA, L.P.,
a Delaware limited partnership

By:	LUI2 LA Playa GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ Douglas C. McKinnon
	Name:	Douglas C. McKinnon
	Title:	E.V.P.

Effective Date: , 2008

TENANT:

GAMEFLY, INC.,
a Delaware corporation

By:	/s/ David A. Hodess
Name:	David A. Hodess
Title:	President & CEO

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into by and between LUI2 LA PLAYA, L.P., a Delaware limited partnership (“Landlord”), and GAMEFLY, INC., a Delaware corporation (“Tenant”), with reference to the following:

A.                                   Landlord and Tenant entered into that certain Office Lease dated August 8, 2008 (the “Current Lease”), currently covering approximately 11,572 Rentable Square Feet (the “Current Premises”) of space located in Suite 110 of 5340 Alla Road, Los Angeles, California (the “Building”).

B.                                     Landlord and Tenant now desire to amend the Current Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Current Lease. The term “Lease” where used in the Current Lease and this Amendment shall herein and hereafter refer to the Current Lease, as amended by this Amendment.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.                                      Must Take Space. Notwithstanding anything to the contrary in Rider No. 2 to the Current Lease, Landlord leases to Tenant and Tenant leases from Landlord the area shown on Exhibit A attached hereto (the “Must Take Space”) in accordance with this Amendment, and Rider No. 2 to the Current Lease is hereby deleted in its entirety. The Rentable Square Footage of the Must Take Space is 4,972 square feet. Tenant’s lease of the Must Take Space shall commence on the Must Take Commencement Date (as defined in Section 2 below) and shall expire as of Expiration Date under the Current Lease (to wit, October 31, 2012), subject to extension as provided in Rider No. 1 to the Current Lease.

2.                                      Expansion of Premises.  The Must Take Commencement Date shall be May 11, 2009. Effective on the Must Take Commencement Date, the Premises shall be automatically expanded to include the Must Take Space, and the term “Premises” as used in the Current Lease shall mean and include 16,544 Rentable Square Feet, being the sum of the Rentable Square Feet of the Current Premises (i.e., 11,572 Rentable Square Feet) and the Must Take Space (i.e., 4,972 Rentable Square Feet). The lease of the Must Take Space is subject to all of the terms and conditions of the Current Lease currently in effect, except as modified in this Amendment. Tenant acknowledges that it has no further expansion rights or expansion options under the Current Lease.

3.                                      Base Rent.  Commencing on the Must Take Commencement Date, and continuing through the Term, Tenant shall, at the time and place and in the manner provided in the Current Lease, pay to Landlord as Base Rent for the Must Take Space the amounts set forth in the following rent schedule, plus any applicable rental, sales and use taxes (but excluding income taxes) thereon:

			Monthly Rate
			Per Rentable	Monthly
	Period		Square Foot	Base Rent
May 11, 2009	to	October 31, 2009	$2.25	$11,187.00	*
November 1, 2009	to	October 31, 2010	$2.33	$11,584.76
November 1, 2010	to	October 31, 2011	$2.41	$11,982.52
November 1, 2011	to	October 31, 2012	$2.49	$12,380.28

*Subject to Section 19.E of the Current Lease and provided that no event of default has occurred under the Current Lease (beyond all applicable notice and cure periods), the monthly Base Rent for the time period commencing on May 11, 2009, and continuing through August 9, 2009, shall be abated.

4.                                      Operating Expenses.   Commencing on Must Take Commencement Date, Tenant’s Pro Rata Share of Operating Expenses payable under Section 4 of the Current Lease shall be increased to take the Must Take Space into consideration, which Tenant’s Pro Rata Share shall be fourteen and sixty-one hundredths percent (14.61%); provided, however, all Operating Expenses shall be pro-rated for the periods during the Term occurring before and after the Must Take Commencement Date to take into consideration the applicable Rentable Square Feet comprising the “Premises” during such time periods (i.e., without and with the Must Take Space).

5.                                      Condition of the Must Take Space.

(a)                                  Tenant accepts the Must Take Space in its “as-is” condition, subject to (i) the terms and conditions in this Paragraph 5 and (ii) any latent defects in the Must Take Space which Tenant notifies Landlord within 180 days after the Must Take Commencement Date other than work performed by Tenant Parties. Except as expressly provided in this Paragraph 5 and except for the work agreed upon between Landlord and Tenant and performed prior the date of this Amendment (the “Landlord Work”), Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the Must Take Space, and Landlord has no further obligation to perform any Landlord work or construction. BY TAKING POSSESSION OF THE MUST TAKE SPACE, SUBJECT TO THE FIRST SENTENCE OF THIS PARAGRAPH 5, TENANT HEREBY AGREES THAT THE MUST TAKE SPACE IS IN GOOD ORDER AND SATISFACTORY CONDITION, THAT THE MUST TAKE SPACE IS USABLE BY TENANT AS INTENDED AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AMENDMENT (INCLUDING, WITHOUT LIMITATION, THE WORK LETTER ATTACHED HERETO), THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE CURRENT PREMISES, THE MUST TAKE SPACE, THE BUILDING OR THE PROPERTY. Tenant waives the right to terminate the Lease due the condition of Must Take Space.

(b)                                 The Must Take Space shall be delivered to Tenant in compliance with all applicable Laws (including, without limitation, Title 24 requirements and ADA), subject to applicable grandfathered rights and variances granted, if any; provided that in the event that the Must Take Space is determined to violate any such applicable Laws, Landlord’s compliance therewith shall be Landlord’s sole obligation with respect to any such violation and Tenant’s sole remedy therefor, including, without limitation, Landlord’s obtaining additional governmental approvals, if any, required to permit legal occupancy of the Must-Take Space.

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(c)                                As soon as reasonably possible after the execution of this Amendment, a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of the Landlord Work to identify any “punchlist” items (i.e., minor defects or conditions in such Landlord Work that do not impair Tenant’s ability to utilize the Must Take Space for the purposes permitted hereunder), which items Landlord shall repair or correct as soon as reasonably possible after the date of such walk-through. Landlord shall use its commercially reasonable efforts to complete all punchlist work within thirty (30) days, subject to material delivery lead times or other matters beyond Landlord’s reasonable control, provided that if Landlord fails to timely cause the completion of the same, Tenant may directly enforce any obligation or warranty of the Contractor (defined below) with respect to such punchlist items (as provided below).

(d)                               Landlord has obtained from the general contractor completing the Landlord Work (the “Contractor”) the warranties of the Landlord Work (the “Warranties”) as set forth in Section 1(j) of the “Terms and Conditions” of that certain Service Contract dated March 19, 2009, between Landlord and Gardner Austin Building Corporation. Landlord hereby assigns to Tenant all of the rights, powers, privileges and interests of Landlord in and to any and all the Warranties such that Landlord and Tenant are co-equals and may both enforce such Warranties whether acting together or independently.

6.                                           Parking.  In connection with Tenant’s leasing of the Must Take Space and as of the Must Take Commencement Date, Tenant shall take and pay for an additional 4 permits per 1,000 Rentable Square Feet in the Must Take Space (to wit, nineteen (19) parking permits) allowing access to unreserved spaces in parking facilities which Landlord provides for the use of tenants and occupants of the Property. After the Must Take Commencement Date and during the balance of the initial Term, Tenant shall pay $64.29 per month per permit for each such unreserved permit, plus any taxes thereon.

7.                                           Consent.  Intentionally deleted.

8.                                           Broker.  Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment, except Cresa Partners. Landlord represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment except CB Richard Ellis. Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including reasonable costs of defense and investigation) of any broker or agent or similar party other than Cresa Partners claiming by, through or under Tenant in connection with this Amendment. Landlord shall indemnify and hold harmless Tenant and its officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including reasonable costs of defense and investigation) of any broker or agent or similar party other than CB Richard Ellis claiming by, through or under Landlord in connection with this Amendment. Landlord shall be responsible for payment of any brokerage commission due in connection with this Amendment pursuant to separate agreement.

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9.                                      OFAC List Representation.  As of the date specified below Tenant’s signature, Tenant hereby represents and warrants to Landlord, that to Tenant’s actual knowledge without inquiry, neither Tenant nor any of its affiliates is an entity or person: (a) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO 13224”); (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); or (c) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224.

10.                               Subordination.  In accordance with and pursuant to Landlord’s obligations under Section 25 of the Current Lease, Landlord agrees to provide to Tenant, within ten (10) business days after mutual execution of this Amendment, or as soon thereafter as is reasonably practicable, a subordination, non-disturbance and attornment agreement from Landlord’s current Mortgagee, which subordination, non-disturbance and attornment agreement shall be promptly recorded by Landlord in the Official Records of Los Angeles County, California following execution by all the parties thereto.

11.                               Miscellaneous.  This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment (or the exhibits hereto). This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall be construed as one and the same instrument. Landlord and Tenant hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Amendment.

12.                               No Defaults.

(a)                                  Landlord hereby represents and warrants to Tenant that, to Landlord’s actual knowledge, as of the Effective Date of this Amendment: (i) Tenant is not in default under the Current Lease; and (ii) there are no events or circumstances which, given the passage of time, would constitute a default under the Current Lease by Tenant.

(b)                                 Tenant hereby represents and warrants to Landlord that, to Tenant’s actual knowledge, as of the Effective Date of this Amendment: (i) Landlord is not in default under the Current Lease; and (ii) there are no events or circumstances which, given the passage of time, would constitute a default under the Current Lease by Landlord.

13.                               No Further Modifications.  Except as modified by this Amendment, the terms and provisions of the Current Lease shall remain in full force and effect, and the Current Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

[Remainder of page intentionally left blank.]

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LANDLORD AND TENANT enter into this Amendment as of the Effective Date specified below Landlord’s signature.

LANDLORD:

LUI2 LA PLAYA, L.P.,
a Delaware limited partnership

By:	LUI2 LA Playa GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Thomas G. Bacon
		Name:	Thomas G. Bacon
		Title:	Manager

Effective Date: May 11, 2009

TENANT:

GAMEFLY, INC.,
a Delaware corporation

By:	/s/ David Hodess
Name: David Hodess
Title: President

EXHIBIT A

MUST TAKE SPACE

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